UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a)
of the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12
Rambus Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 30, 2009

To our stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Rambus Inc. The Annual Meeting will be held on:

Date:	Thursday, April 30, 2009
Time:	9:00 a.m., local time
Place:	Crowne Plaza Cabana Hotel 4290 El Camino Real Palo Alto, California 94306

The following matters will be voted on at the Annual Meeting:

1. Election of five Class II directors;

2. Approval of amending our 2006 Equity Incentive Plan to increase the number of shares of common stock of the Company reserved for issuance under such plan by 6,500,000 shares;

3. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

4. Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

Only stockholders of record as of February 27, 2009, may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please vote at www.proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read this Proxy Statement carefully. We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

Thomas R. Lavelle
Sr. Vice President, General Counsel and Secretary

Los Altos, California
March 16, 2009

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AT
WWW.PROXYVOTE.COM, CALL 1-800-690-6903, OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE

RAMBUS INC.
PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF STOCKHOLDERS

i

ii

RAMBUS INC.
PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors of Rambus Inc. (“Rambus” or “we,” “us” or the “Company”) for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, April 30, 2009 at 9:00 a.m. local time, and at any postponement or adjournment of the meeting. The purposes of the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders.

The Annual Meeting will be held at the Crowne Plaza Cabana Hotel located at 4290 El Camino Real, Palo Alto, California. Our principal executive offices are located at 4440 El Camino Real, Los Altos, California 94022; our telephone number is (650) 947-5000; and our internet address is www.rambus.com.

These proxy solicitation materials and the enclosed Annual Report for the fiscal year ended December 31, 2008, including our Annual Report on Form 10-K for the year ended December 31, 2008 (the “Form 10-K”) were first mailed on or about March 16, 2009, to all stockholders entitled to vote at the meeting.

GENERAL INFORMATION ABOUT THE MEETING

Who May Attend	You may attend the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner (as described below), as of the close of business on February 27, 2009 (the “Record Date”).

Stockholders of Record

If your shares are registered directly in your name, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. To attend the meeting as a stockholder of record, please bring with you proper identification.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. To attend the meeting as a beneficial owner, please bring with you proper identification and a statement from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares as of the Record Date.

Who May Vote	You may vote at the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner, as of the close of business on the Record Date. As of that date, we had a total of 104,448,165 shares of common stock outstanding, which were held of record by approximately 763 stockholders. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share of our common stock that you own.

Voting Your Proxy	Stockholders of Record

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

• voting via the internet at www.proxyvote.com,

• voting by telephone at 1-800-690-6903, or

• signing, dating and mailing the proxy card in the postage-paid envelope that we have provided.

Even if you vote your shares by proxy, you may also choose to attend the meeting and vote your shares in person. If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the three proposals to be voted on at the Annual Meeting.

Beneficial Owners

If you are the beneficial owner of shares held in street name, you have the right to direct your broker how to vote. Your broker or nominee has enclosed with these materials or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.

You are invited to attend the meeting and vote your shares in person at the meeting. However, since you are not the stockholder of record, you must obtain and bring with you to the meeting a “legal proxy” from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Discretionary Voting Power; Matters to be Presented	We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Changing Your Vote	Stockholders of Record

If you would like to change your vote you can do so in the following ways:

• deliver written notice of your revocation to our corporate Secretary prior to the Annual Meeting;

• deliver a properly executed, later dated proxy prior to the Annual Meeting; or

• attend the Annual Meeting and vote in person.

Please note that your attendance at the meeting in and of itself is not enough to revoke your proxy.

Beneficial Owners

If you instructed a broker or nominee to vote your shares following the directions originally included with these materials or provided to you, you can change your vote only by following your broker or nominee’s directions for doing so. You can only change your vote at the Annual Meeting if you have obtained a “legal proxy” from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Cost of this Proxy Solicitation	We will bear the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We have also hired Morrow & Co., LLC to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Morrow & Co., LLC a fee of up to approximately $8,000 for its services, and we will reimburse certain out-of-pocket expenses.

Meeting Quorum	The Annual Meeting will be held if a majority of our outstanding shares of common stock entitled to vote at the meeting are represented in person or by proxy.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the directions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

• “FOR” the election of J. Thomas Bentley, P. Michael Farmwald, Ph.D., Penelope A. Herscher, David Shrigley and Eric Stang as Class II directors;

• “FOR” the amendment to our 2006 Equity Incentive Plan to increase the number of shares of common stock of the Company reserved for issuance under such plan by 6,500,000 shares; and

• “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Abstentions, Withheld, and Broker Non-Votes	We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:

• present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

• entitled to vote on a particular subject matter at the Annual Meeting; therefore a “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, such as Proposal Two or Three, but will have no effect on Proposal One, the election of our Class II directors, who are elected by a plurality of votes.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal.

Deadline for Receipt of Stockholder Proposals	Stockholders may present proposals for action at a future annual meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”). Stockholder proposals, including nominations for the election of directors, which are intended to be presented by such stockholders at our 2010 Annual Meeting of Stockholders must be received by us no later than November 16, 2009 to be considered for inclusion in the proxy statement and proxy card relating to that meeting.

In addition to the SEC rules and regulations, our bylaws establish an advance notice procedure for proposals that a stockholder does not want to have included in our proxy statement relating to a meeting. Generally for these proposals, including the nomination of a person for director, a stockholder must provide written notice to our corporate secretary at least 90 days in advance of the meeting; provided that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read our bylaws in full in order to fully understand the requirements of bringing a proposal or nomination.

A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our corporate Secretary or by accessing a copy of our bylaws, which are publicly available at http://www.sec.gov. All notices of proposals by stockholders, whether or not included in proxy materials, should be sent to Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022, Attention: Secretary.

Communication With the Board of Directors	Our Board of Directors may be contacted by writing to them via regular mail at Board of Directors, Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters you may do so anonymously by using this mailing address and designating the communication as “confidential.”

Our process for handling communications to our Board of Directors is as follows:

Any stockholder communications that our Board of Directors receives will first go to our Secretary/General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” our Secretary/General Counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that our Secretary/General Counsel maintains with respect to all stockholder communications.

Our Secretary/General Counsel will then forward the original stockholder communication along with the memo to the member(s) of our Board of Directors (or committee chair if the communication is addressed to a committee) for review.

Any stockholder communication marked “confidential” will be logged by our Secretary/General Counsel as “received” but will not be reviewed, opened or otherwise held by our Secretary/General Counsel. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by our Secretary/General Counsel.

Annual Meeting Attendance	Members of our Board of Directors are invited but not required to attend the Annual Meeting of Stockholders. The 2008 Annual Meeting of Stockholders was attended by the following members of our Board of Directors: Messrs. Bentley, Chou, Dunlevie, Hughes, Shrigley and Sofaer, and Ms. Herscher.

“Householding” of Proxy Materials	The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at Rambus Inc., 4440 El Camino Real, Los Altos, California 94022, Attention: Secretary, or ir@rambus.com, or place a collect call to the Company, at (650) 947-5000, and direct the call to the Investor Relations Department.

Delivery of Proxy Materials	To receive current and future proxy materials, such as annual reports, proxy statements and proxy cards, in either paper or electronic form, please contact Investor Relations at ir@rambus.com or http:// investor.rambus.com, or place a collect call to the Company, at (650) 947-5000, and direct the call to the Investor Relations Department.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2009

The Notice and Proxy Statement, Annual Report to Shareholders and 10-K Combo document are available at www.proxyvote.com.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board of Directors is currently composed of ten members who are divided into two classes with overlapping two-year terms. We currently have five Class I directors and five Class II directors. At each annual meeting of stockholders, a class of directors is elected for a term of two years to succeed those directors whose terms expire on the annual meeting date. A director serves in office until his or her respective successor is duly elected and qualified or until his or her death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of an equal number of directors. Any vacancy occurring mid-term will be filled by a person selected by a majority of the other current members of the Board of Directors. In July 2008, Kevin Kennedy resigned from the Board of Directors and Eric Stang was appointed to the Board of Directors as a Class II director. There is no family relationship between any of our directors.

Nominees	Five Class II directors are to be elected at the Annual Meeting for a two-year term ending in 2011. Based upon the recommendation of our Corporate Governance/Nominating Committee, our Board has nominated: J. Thomas Bentley, P. Michael Farmwald, Ph.D., Penelope A. Herscher, David Shrigley and Eric Stang for election as Class II directors.

If any of J. Thomas Bentley, P. Michael Farmwald, Ph.D., Penelope A. Herscher, David Shrigley and Eric Stang is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

Vote Required	Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the five nominees who receive the greatest number of votes will be elected. There are no cumulative voting rights in the election of directors. Stockholders as of the record date may vote their shares for some, all or none of the Class II nominees.

Information About Nominees and Other Directors	The following table contains information regarding the Class II nominees and other directors as of February 27, 2009.

Nominees for Class II Directors

Name	Age	Principal Occupation and Business Experience

J. Thomas Bentley	59	Mr. Bentley has served as a director since March 2005. He served as a managing director at SVB Alliant (formerly Alliant Partners), a mergers and acquisitions firm, since he co-founded the firm in 1990 until October 2005. Mr. Bentley holds a B.A. in Economics from Vanderbilt University and an M.S. in Management from the Massachusetts Institute of Technology. Mr. Bentley currently serves on the board of Nanometrics, Inc.
P. Michael Farmwald, Ph.D.	54	Dr. Farmwald has served as a director since our founding in March 1990 and has served as senior technical advisor since October 2006. In addition, he served as vice president and chief scientist from March 1990 to November 1993. Dr. Farmwald founded Skymoon Ventures, a venture capital firm, in 2000. In addition, Dr. Farmwald has co-founded other semiconductor companies, including Matrix Semiconductor, Inc. in 1997. Dr. Farmwald holds a B.S. in Mathematics from Purdue University and a Ph.D. in Computer Science from Stanford University.

Name	Age	Principal Occupation and Business Experience

Penelope A. Herscher	48	Ms. Herscher has served as a director since July 2006. She currently holds the position of president and chief executive officer of firstRain, Inc., a custom-configured, on-demand intelligence services firm, which she joined in 2005. Ms. Herscher previously held the position of executive vice president and chief marketing officer at Cadence Design Systems from 2002 to 2003, and executive vice president and general manager, Design and Verification Business during the second half of 2003. From 1996 to 2002, Ms. Herscher was president and chief executive officer of Simplex Solutions, which was acquired by Cadence in 2002. Before Simplex, she was an executive at Synopsys for eight years and started her career as an R&D engineer with Texas Instruments. She holds a B.A. with honors in Mathematics from Cambridge University in England. Ms. Herscher serves on the boards of firstRain, JDS Uniphase, Inc. and several non-profit institutions.
David Shrigley	60	Mr. Shrigley has served as a director since October 2006. Until the end of 2008, Mr. Shrigley was a member of the board of Wolfson Microelectronics plc, a supplier of mixed-signal chips for the digital market from November 2006, and was its chief executive officer from March 2007. He served as a general partner at Sevin Rosen Funds, a venture capital firm, from 1999 to 2005. Prior to that, Mr. Shrigley held the position of executive vice president, Marketing, Sales and Service at Bay Networks. Mr. Shrigley served in various executive positions at Intel, including vice president and general manager of Asia Pacific sales and marketing operations based in Hong Kong, and vice president and general manager, corporate marketing. Mr. Shrigley holds a B.S. from Franklin University. Mr. Shrigley serves on the board of SPI Lasers plc.

Name	Age	Principal Occupation and Business Experience

Eric Stang	49	Mr. Stang has served as a director since July 2008. Mr. Stang currently serves as a director and president and chief executive officer of ooma, Inc., a provider of broadband telephony products, a position he has held since January 2009. Prior to joining ooma, Mr. Stang served as chief executive officer and president of Reliant Technologies, Inc., a developer of medical technology solutions for aesthetic applications, from 2006 to 2008. Mr. Stang previously served as CEO and President of Lexar Media, Inc., a provider of solid state memory products from 2001 to 2006 and Chairman from 2004 to 2006. Mr. Stang received his A.B. from Stanford University and MBA from the Harvard Business School. Mr. Stang also serves on the boards of Solta Medical and several private companies.

Incumbent Class I Directors Whose Terms Expire in 2010

Name	Age	Principal Occupation and Business Experience

Sunlin Chou, Ph.D.	62	Dr. Chou was appointed to the Board of Directors in March 2006. Dr. Chou served for 34 years at Intel Corporation, before retiring in 2005 as a senior vice president. He was co-general manager of the Technology and Manufacturing Group from 1998 to 2005. Dr. Chou holds a B.S., M.S. and E.E. in Electrical Engineering from Massachusetts Institute of Technology and received a Ph.D. in Electrical Engineering from Stanford University. Dr. Chou serves on the board of several non-profit institutions.
Bruce Dunlevie	52	Mr. Dunlevie has served as a director since our founding in March 1990. He has been a general partner of the venture capital firm Benchmark Capital since May 1995, and was a general partner of the venture capital firm Merrill, Pickard, Anderson & Eyre between 1989 and 2000. He holds a B.A. in History and English from Rice University and an M.B.A. from Stanford University. Mr. Dunlevie serves on the boards of various private companies.

Name	Age	Principal Occupation and Business Experience

Mark Horowitz, Ph.D.	51	Dr. Horowitz has served as a director since our founding in March 1990 and has served as chief scientist since May 2005. Dr. Horowitz also served as a vice president from March 1990 to May 1994. Dr. Horowitz has taught at Stanford University since 1984 where he is currently a professor of Electrical Engineering and Computer Science. He holds B.S. and M.S. degrees in Electrical Engineering from the Massachusetts Institute of Technology and received his Ph.D. in Electrical Engineering from Stanford University.
Harold Hughes	63	Mr. Hughes has served as our chief executive officer and president since January 2005 and as a director since June 2003. He served as a United States Army Officer from 1969 to 1972 before starting his private sector career at Intel Corporation. Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including treasurer, vice president of Intel Capital, chief financial officer, and vice president of Planning and Logistics. Following his tenure at Intel, Mr. Hughes was the chairman and chief executive officer of Pandesic, LLC. He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan. He also serves as a director of Berkeley Technology, Ltd. and a private company.

Name	Age	Principal Occupation and Business Experience

Abraham D. Sofaer	70	Mr. Sofaer has served as a director since May 2005. He has been the George P. Shultz Distinguished Scholar and Senior Fellow at the Hoover Institution at Stanford University since 1994. Mr. Sofaer has a long and distinguished career in the legal profession. Prior to assuming his current roles, he served in private practice as a partner at Hughes, Hubbard & Reed in Washington, DC and as the chief legal adviser to the U.S. Department of State. From 1979 to 1985, Mr. Sofaer served as a U.S. District Judge for the Southern District of New York. He was a professor at the Columbia University School of Law from 1969 to 1979, and from 1967 to 1969 was an Assistant U.S. Attorney in the Southern District of New York. Mr. Sofaer graduated magna cum laude with a B.A. in History from Yeshiva College and received his law degree from the New York University School of Law where he was editor-in-chief of the NYU Law Review. He clerked for Hon. J. Skelly Wright on the U.S. Court of Appeals for the District of Columbia Circuit, and for Justice William J. Brennan, Jr. on the U.S. Supreme Court. Mr. Sofaer currently serves as a director of NTI, Inc. and Gen-Probe, Inc., several private companies and non-profit institutions.

Board of Directors Meetings and Committees	Our Board of Directors held a total of ten meetings during 2008. During 2008, each member of our Board of Directors attended 75% or more of the meetings of the Board of Directors and of the committees, if any, of which she or he was a member.

Director Independence	Our Board of Directors has determined that each of the following directors, constituting a majority of our Board of Directors, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined under NASD Rule 4200 and the applicable rules promulgated by the SEC: J. Thomas Bentley, Eric Stang, Sunlin Chou, David Shrigley, Bruce Dunlevie, Abraham D. Sofaer and Penelope A. Herscher.
Each of the committees of our Board of Directors is composed of independent directors as follows:

Audit Committee: J. Thomas Bentley (Chair)
Sunlin Chou
Abraham D. Sofaer

Compensation Committee: Penelope A. Herscher (Chair)
David Shrigley
Eric Stang

Corporate Governance/
Nominating Committee: Sunlin Chou (Chair)
Penelope A. Herscher
David Shrigley

Director Qualifications	Except as may be required by rules promulgated by the NASD or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for our Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess.

Corporate Governance Principles	We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics for directors, officers, and employees known as the Code of Business Conduct and Ethics, which is available on our website at http://investor.rambus.com/governance/governance.cfm.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of these forms, we believe that during fiscal 2008 all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements, except for a late Form 4 filed on behalf of Dr. Scott reporting the vesting of restricted stock units on October 28, 2008 that was inadvertently reported late by us on his behalf on December 23, 2008.

Executive Sessions of the Independent Directors	During 2008, there were three sessions of the independent directors.

Committees of the Board of Directors	During 2008, our Board of Directors had four standing committees:

• an Audit Committee,

• a Compensation Committee,

• a Corporate Governance/Nominating Committee and

• a Legal Affairs Committee.

The following describes each committee, its function, its membership, and the number of meetings held during 2008. In February 2009, our Board of Directors disbanded the Legal Affairs Committee.

Each of the committees operates under a written charter adopted by our Board of Directors. All of the current committee charters are available on our website at
http://investor.rambus.com/governance/governance.cfm.

Audit Committee	Currently, the Audit Committee is composed of J. Thomas Bentley, Abraham D. Sofaer and Sunlin Chou, Ph.D., with Mr. Bentley serving as Chair. The Audit Committee oversees our corporate accounting and financial reporting processes and internal control over financial reporting, as well as our internal and external audits. The Audit Committee held 10 meetings during 2008. Its duties include:

• Reviewing our accounting and financial reporting processes and internal control over financial reporting;

• Providing oversight and review at least annually of our risk management policies, including our investment policies;

• Retaining the independent auditors, approving their fees, and providing oversight of communication with them;

• Reviewing the plans, findings and performance of our internal auditors;

• Reviewing our annual and quarterly financial statements and related disclosure documents; and

• Overseeing special investigations into financial and other matters, as necessary, such as the independent investigation into historical stock option grants.

Our Board of Directors has determined that Mr. Bentley is the Audit Committee “financial expert” and that Mr. Bentley, together with each of Mr. Sofaer and Dr. Chou, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined under NASD Rule 4200 and the applicable rules promulgated by the SEC.

The Audit Committee’s role is detailed in the Audit Committee Charter and is available on our website at http://investor.rambus.com/governance/audit.cfm.

Compensation Committee	Currently, the Compensation Committee is composed of Penelope A. Herscher, David Shrigley and Eric Stang, with Ms. Herscher serving as Chair. All members of the Compensation Committee are non-employee, outside directors. The Compensation Committee reviews and determines all forms of compensation to be provided to our executive officers and directors of Rambus, including base compensation, bonuses, and stock compensation. The Compensation Committee held 11 meetings during 2008. Its duties include:

• Annually review and approve the CEO and other executive officers’ compensation in the context of their performance, which includes reviewing and approving their annual base salary, annual incentive bonus, including the specific goals, targets, and amounts, equity compensation, employment agreements, severance arrangements, and change in control agreements/provisions, and any other benefits, compensation or arrangements;

• Administer our stock option and equity incentive plans pursuant to the terms of such plans and the authority delegated by our Board of Directors. In its administration of the plans, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units or other equity compensation to individuals eligible for such grants and amend such awards following their grant;

• Adopt, amend and oversee the administration of our significant employee benefits programs;

• Review external surveys to establish appropriate ranges of compensation; and

• Retain and terminate any compensation consultant to assist in the evaluation of CEO or executive officer or director compensation, and approve the consultant’s fees and other terms of service, as well as obtain advice and assistance from internal or external legal, accounting or other advisors.

A detailed description of the processes and procedures of the Compensation Committee for considering and determining executive and director compensation is provided in the “Executive Compensation” section of this proxy statement.

The Compensation Committee’s role is detailed in the Compensation Committee Charter, which is available on our website at http://investor.rambus.com/governance/compensation.cfm.

Compensation Committee Interlocks and Insider Participation	During fiscal year 2008, no interlocking relationship existed between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee, nor has any such interlocking relationship existed in the past. During fiscal year 2008, no member of the Compensation Committee was, or was formerly, an officer or an employee of our Company.

Corporate Governance/Nominating Committee	Currently, the Corporate Governance/Nominating Committee is composed of Sunlin Chou, Penelope A. Herscher and David Shrigley, with Dr. Chou serving as Chair of the Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee held four meetings during 2008.

The Corporate Governance/Nominating Committee recommends and approves Rambus’ Corporate Governance Guidelines. Its duties include:

• Evaluating and making recommendations to the Board of Directors concerning the appointment of directors to committees of the Board of Directors and the selection of committee chairs;

• Identifying best practices and recommending corporate governance principles;

• Overseeing the evaluation of the Board of Directors; and

• Proposing the slate of nominees for election to the Board of Directors.

The Corporate Governance/Nominating Committee’s role is detailed in the Corporate Governance/Nominating Committee Charter which is available on our website at
http://investor.rambus.com/governance/nominating.cfm.

Identifying and Evaluating Nominees For Directors	The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event that vacancies on the Board of Directors are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current members of the Board of Directors, professional search firms, stockholders or other persons. The Corporate Governance/Nominating Committee has from time to time retained third parties to whom a fee is paid to assist it in identifying or evaluating potential nominees. In 2008, the Corporate Governance/Nominating Committee retained the firm of Spencer Stuart in connection with the recruitment of Eric Stang to the Board.

Consideration of Stockholder Nominees to the Board	It is the policy of the Corporate Governance/Nominating Committee to consider nominees recommended by stockholders for election to our Board of Directors. Stockholder recommendations for candidates to our Board of Directors must be directed in writing to Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022 Attention: Secretary, and must include: the candidate’s name, age, business address and residence address; the candidate’s principal occupation or employment; the number of shares of the company which are beneficially owned by such candidate; a description of all arrangements or understandings between the stockholder making such nomination and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; detailed biographical data and qualifications; information regarding any relationships between the candidate and the Company within the last three years; any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder’s recommendation to the Secretary must also set forth: the name and address, as they appear on the Company’s books, of the stockholder making such recommendation; the class and number of shares of the Company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder; any material interest of the stockholder in such nomination; any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal; and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected.

Legal Affairs Committee	In 2006, our Board of Directors established a Legal Affairs Committee as a standing committee of the Board. In February 2009, our Board of Directors disbanded the Legal Affairs Committee. The Legal Affairs Committee was composed of the following independent directors: Abraham D. Sofaer and J. Thomas Bentley, and Mr. Sofaer served as Chair of the Legal Affairs Committee. The purpose of the Legal Affairs Committee was to provide us and our stockholders with an independent committee of directors who could assist the Board of Directors and management in dealing with law-related issues on an ongoing basis.

Special Litigation Committee	On October 18, 2006, the Audit Committee recommended, and the Board of Directors approved, the formation of a Special Litigation Committee (the “SLC”) to evaluate potential claims or other actions arising from the findings of the Audit Committee’s investigation of the timing of past stock option grants and other related accounting issues. In February 2009, our Board of Directors disbanded the Special Litigation Committee given that its work was completed. The SLC was composed of the following independent directors: J. Thomas Bentley and Abraham Sofaer. Messrs. Bentley and Sofaer were disinterested directors for the purpose of the SLC and they were not believed to have past or present business dealings with any potential subjects of the investigation that would impair their ability to act independently and in good faith.

Transactions with Related Persons	None.

Review, Approval or Ratification of Transactions with Related Persons	Our directors and executive officers are subject to our Code of Business Conduct and Ethics and our directors are guided in their duties by our Corporate Governance Guidelines. Our Code of Business Conduct and Ethics requires that our directors and executive officers avoid situations where a conflict of interest might occur or appear to occur. In general, our directors and executive officers should not have a pecuniary interest in transactions involving us or a customer, licensee, or supplier of us, unless such interest is solely a result of routine investments made by the individual in publicly traded companies.

In the event that a director or executive officer is going to enter into a related party transaction with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, the director or executive officer must fully disclose the nature of the related party transaction to our chief financial officer. For directors and executive officers, such related party transaction then must be reviewed and approved in writing in advance by the Audit Committee. For other conflicts of interest that may arise, the Code of Business Conduct and Ethics advises our directors and executive officers to consult with our General Counsel.

In addition, on an annual basis and upon any new appointment of a director and executive officer, each is required to complete a Director and Officer Questionnaire, which requires disclosure of any related-party transactions pertaining to the director or executive officer. Our Board of Directors will consider such information in its determinations of independence with respect to our directors under NASD Rule 4200 and the applicable rules promulgated by the SEC.

Our Board recommends that you vote “FOR” the election to the Board of Directors of each of the nominees proposed above.

PROPOSAL TWO:
APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2006 EQUITY INCENTIVE PLAN

The stockholders are being asked to approve an amendment to our 2006 Equity Incentive Plan (the “Incentive Plan”) to add 6,500,000 shares to the total number of shares reserved for issuance under the Incentive Plan. Our Board of Directors has approved the increase in the number of shares reserved for issuance under the Incentive Plan, subject to approval from stockholders at the Annual Meeting. If stockholders do not approve the amendment to the Incentive Plan, no shares will be added to the total number of shares reserved for issuance under the Incentive Plan.

Our named executive officers and directors have an interest in this proposal as they are eligible to receive equity awards under the Incentive Plan.

Our Board of Directors believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. Our Board of Directors believes that plans such as the Incentive Plan increase our ability to achieve this objective, especially, in the case of the Incentive Plan, by allowing for several different forms of long-term incentive awards, which our Board of Directors believes will help us to recruit, reward, motivate and retain talented personnel. Our Board of Directors and management believe that the ability to continue to grant equity awards will be important to the future success of Rambus.

Our Board of Directors believes that approval of the amendment is essential to our continued success, as the additional shares will enable us to continue to use the Incentive Plan to achieve employee performance, recruiting, retention and incentive goals. In particular, our Board of Directors believes that our employees are our most valuable assets and that the awards permitted under the Incentive Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals.

Vote Required; Recommendation of the Board of Directors	Approval of the Amendment to the Incentive Plan requires the affirmative vote of a majority of the shares of our Common Stock that are present in person or proxy and entitled to vote at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the Amendment to the 2006 Equity Incentive Plan and the increase to the number of shares reserved for issuance thereunder.

Summary of the 2006 Equity Incentive Plan	The following is a summary of the principal features of the Incentive Plan and its operation. The summary is qualified in its entirety by reference to the Incentive Plan, as amended giving effect to this Proposal Two, set forth in Appendix A.

The Incentive Plan provides for the grant of the following types of incentive awards:

• stock options

• stock appreciation rights

• restricted stock

• restricted stock units

• performance shares and performance units

• other stock or cash awards

Each of these is referred to individually as an “Award.” Those who are eligible for Awards under the Incentive Plan include employees, directors and consultants who provide services to the Company and its affiliates. As of February 27, 2009, approximately 332 employees, directors and consultants would be eligible to participate in the Incentive Plan.

Number of Shares of Common Stock Available Under the Incentive Plan	If stockholders approve Proposal 2, an additional 6,500,000 shares of the Company’s Common Stock will be reserved for issuance under the Incentive Plan. As of February 27, 2009, 6,907,904 shares were subject to outstanding Awards granted under the Incentive Plan, with a weighted average exercise price of $13.51 per share and weighted average remaining term of 7.38 years, and 1,723,224 shares remained available for any new Awards to be granted in the future. Shares subject to Awards granted with an exercise price less than the fair market value on the date of grant count against the share reserve as 1.5 shares for every one share subject to such an Award. To the extent that a share that was subject to an Award that counted as 1.5 shares against the Incentive Plan reserve pursuant to the preceding sentence is returned to the Incentive Plan, the Incentive Plan reserve will be credited with 1.5 shares that will thereafter be available for issuance under the Incentive Plan.

If we declare a stock dividend or engage in a reorganization or other change in our capital structure, including a merger, our Board of Directors will have the discretion to adjust the number of shares:

• available for issuance under the Incentive Plan

• subject to outstanding Awards

• specified as per-person limits on Awards, as appropriate to reflect the change

Administration of the Incentive Plan	Our Board of Directors, or a committee of directors or of other individuals satisfying applicable laws and appointed by our Board of Directors, the Compensation Committee, administers the Incentive Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) so that we can receive a federal tax deduction for certain compensation paid under the Incentive Plan. Subject to the terms of the Incentive Plan, our Board of Directors or its committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and to interpret the provisions of the Incentive Plan and outstanding Awards. Notwithstanding the foregoing, our Board of Directors or committee may not modify or amend an option or stock appreciation right to reduce the exercise price of that Award after it has been granted or to cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right with a lower exercise price. Our Board of Directors or other committee administering the Incentive Plan is referred to below as the “Administrator.”

Options	The Administrator is able to grant nonstatutory stock options and incentive stock options under the Incentive Plan. The Administrator determines the number of shares subject to each option, although the Incentive Plan provides that a participant may not receive options for more than 1,000,000 shares in any fiscal year, except in connection with his or her initial service as an employee with us, in which case he or she may be granted an option to purchase up to an additional 1,000,000 shares.

The Administrator determines the exercise price of options granted under the Incentive Plan, provided the exercise price must be at least equal to the fair market value of our Common Stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of our Common Stock on the grant date.

The term of an option may not exceed ten years, except that, with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights	The Administrator is able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in either cash or shares of common stock. Stock appreciation rights become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Incentive Plan. The Administrator, subject to the terms of the Incentive Plan, has complete discretion to determine the terms and conditions of stock appreciation rights granted under the Incentive Plan, provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed ten years. No participant will be granted stock appreciation rights covering more than 1,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 1,000,000 shares in connection with his or her initial service as an employee with us.

After termination of service with us, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock	Awards of restricted stock are rights to acquire or purchase shares of our Common Stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Award agreement will generally grant us a right to repurchase or reacquire the shares upon the termination of the participant’s service with us for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 200,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 300,000 shares of restricted stock in connection with his or her initial employment with us.

Restricted Stock Units	Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes is satisfied. For example, the Administrator may set restrictions based on the achievement of specific performance goals. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Administrator may reduce or waive any vesting criteria that must be met to receive a payout. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the Incentive Plan. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Administrator determines the number of restricted stock units granted to any participant, but during any fiscal year, no participant may be granted more than 200,000 restricted stock units, except that the participant may be granted up to an additional 300,000 restricted stock units in connection with his or her initial employment with us.

Performance Units and Performance Shares	The Administrator is able to grant performance units and performance shares, which are Awards that result in a payment to a participant only if the performance goals or other vesting criteria the Administrator establishes are achieved or the Awards otherwise vest. The Administrator establishes performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Notwithstanding the foregoing, after the grant of performance units or shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. During any fiscal year, no participant will receive more than 200,000 performance shares and no participant will receive performance units having an initial value greater than $2,000,000, except that a participant may be granted performance shares covering up to an additional 300,000 shares in connection with his or her initial employment with us. Performance units will have an initial dollar value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our Common Stock on the grant date.

Performance Goals	Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic profit; economic value added; equity or stockholder’s equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; sales growth; return on net assets; or total return to stockholders. The performance goals may differ from participant to participant and from Award to Award and may be used to measure the performance of our business as a whole or one of our business units and may be measured relative to a peer group or index.

Grants to Non-Employee Directors	The Incentive Plan provides for automatic, nondiscretionary awards to non-employee directors.

Initial Equity Grant	Each non-employee director will be automatically granted a nonstatutory stock option to purchase 40,000 shares when he or she first becomes a member of our Board of Directors. The term of such options shall not exceed ten years. The option grants vest over a four-year period, with one-eighth of shares subject to the option vesting six months after the date of grant and the remaining shares vesting ratably each month thereafter, subject to the non-employee director continuing to serve through each applicable vesting date.

Annual Equity Grant	Each non-employee director shall automatically receive an annual award of restricted stock units on October 1 of each year. The number of restricted stock units subject to the award will be determined in the sole discretion of our Board of Directors on or prior to the award becoming effective on the applicable October 1 grant date. For a description of the current non-employee director annual equity grants, see “Executive Compensation — Compensation of Directors.” The restricted stock unit grants vest in full at the end of a one-year period, subject to the non-employee director continuing to serve through each applicable vesting date. If the non-employee discontinues service prior to the vesting of any restricted stock unit grant, the Administrator may, in its discretion, permit such grant to vest pro rata for the portion of the year during which such director served.

The automatic grants do not limit the ability of the Administrator to grant other discretionary awards to non-employee directors under the Incentive Plan and the Administrator has the discretion to change the terms of the automatic grants prospectively.

Transferability of Awards	Awards granted under the Incentive Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change of Control	The terms of the Incentive Plan provide that all outstanding equity awards may vest upon a “double-trigger” termination in the event of a change of control, as described under the “Executive Compensation — Outstanding Equity Awards at Fiscal 2008 Year-End” table.

Amendment and Termination of the Incentive Plan	The Administrator will have the authority to amend, alter, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and us. The Incentive Plan will terminate in March 2016, unless our Board of Directors terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors	The number of Awards that an employee, director or consultant may receive under the Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance.

The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the Incentive Plan during the last fiscal year, (ii) the average per share exercise price of such options, (iii) the aggregate number of shares issued pursuant to awards of restricted stock granted under the Incentive Plan during the last fiscal year, and (iv) the dollar value of such shares based on the closing price per share on the grant dates.

			Number of		Dollar Value
		Average	Shares of		of Shares of
	Number of	Per Share	Restricted		Restricted
Name of Individual or Group	Options Granted	Exercise Price	Stock		Stock

Named Executive Officers:
Harold Hughes	32,000	$19.86	72,000	(1)	$1,429,920
Satish Rishi	40,000	$19.86	12,000		$238,320
Thomas R. Lavelle	40,000	$19.86	32,000		$599,320
Sharon E Holt	40,000	$19.86	32,000		$599,320
Martin Scott	30,000	$19.86	30,000		$559,600
All executive officers, as a group	232,000	$19.86	232,000		$4,430,140
All directors who are not executive officers, as a group	40,000	$15.95	111,064		$1,518,227
All employees who are not executive officers, as a group	1,612,490	$19.77	361,000		$6,666,440

(1)	48,000 restricted stock units cancelled on December 31, 2008 as performance criteria was not met.

Federal Tax Aspects	The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Awards granted under the Incentive Plan by us. Tax consequences for any particular individual may be different. The Incentive Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

Nonstatutory Stock Options	No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options	No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights	No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares	A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for Rambus	We generally will be entitled to a tax deduction in connection with an Award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of certain compensation paid to our Chief Executive Officer and to each of its four highest compensated officers. Under Section 162(m) of the Internal Revenue Code, no deduction is allowed for certain compensation with respect to any of these specified executives only to the extent that the amount for the taxable year for such executive exceeds $1,000,000. However, the deductibility of such compensation in excess of $1,000,000 may not be limited under Section 162(m) and the applicable treasury regulations if such compensation qualifies as performance based.

Section 409A	Section 409A of the Code provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.

The foregoing is only a summary of the effect of federal income taxation upon participants and us with respect to the grant and exercise of awards under the Incentive Plan. It does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Rambus to audit our consolidated financial statements for the fiscal year ending December 31, 2009.

Although ratification by stockholders is not required by law, the Audit Committee has conditioned its appointment of the independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting.

Notwithstanding its selection, the Audit Committee, in its discretion, may hire a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Rambus and its stockholders.

Our History with PricewaterhouseCoopers	PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP may be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services	The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2008, and December 31, 2007 are as follows:

	Fiscal	Fiscal
	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007

Audit Fees(1)	$1,821,607	$9,378,555
Audit-Related Fees	$—	$—
Tax Fees(2)	$4,767	$6,415
All Other Fees(3)	$9,750	$3,000

Total Fees	$1,836,124	$9,387,970

(1)	Audit Fees consist of fees for PricewaterhouseCoopers LLP’s professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. Fees relating to professional services rendered for the audits of management’s assessment of the effectiveness of internal controls over financial reporting in fiscal 2007 and the effectiveness of internal control over financial reporting in fiscal 2008 and 2007 are included under “Audit Fees.” The fiscal 2007 Audit Fees include fees of approximately $6.7 million relating to professional services rendered for the restated financial statements as a result of the investigation into historical stock option grants.

(2)	Tax Fees primarily relate to statutory tax compliance and technical tax advice in both years presented.

(3)	All Other Fees consist of fees for products and services other than the services described above. During fiscal 2008 and fiscal 2007, these fees related to a license to PricewaterhouseCoopers LLP’s online accounting and auditing research tool and disclosure checklist.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm	The Audit Committee’s policy is to pre-approve 100% of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Independence of PricewaterhouseCoopers LLP	The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Vote Required	The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

	A	B	C
Number of
Securities
Remaining
Available for
Future
	Number of		Issuance under
	Securities to be	Weighted-	Equity
	Issued upon	Average	Compensation
	Exercise of	Exercise Price of	Plans
	Outstanding Awards,	Outstanding Awards,	(Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights	Rights	Column A)

Equity Compensation Plans Approved by Security Holders(1)	8,376,234	$18.66	3,822,055
Equity Compensation Plans Not Approved by Security Holders(2)	3,441,237	$26.48	—
Total	11,817,471	$20.94	3,822,055

(1)	Data reflects our 1990 Stock Plan (the “1990 Plan”), 1997 Stock Plan (the “1997 Plan”), 2006 Equity Incentive Plan (the “2006 Plan”), and 2006 Employee Stock Purchase Plan (the “2006 Purchase Plan”).

Our 2006 Plan was approved by our stockholders at our 2006 annual meeting. Under the 2006 Plan as approved, a total of 8,400,000 shares of our Common Stock were reserved for issuance. The 2006 Purchase Plan was approved by our stockholders at our 2006 annual meeting. Under the 2006 Purchase Plan as approved, a total of 1,600,000 shares of our Common Stock were reserved for purchase.

Our 1990 Plan was terminated in May 1997 with the adoption of the 1997 Plan. Although no further awards may be made thereunder, the plan continues to govern outstanding awards granted under that plan.

As a result of the stockholder approval of our 2006 Plan, we terminated the 1997 Plan so that, as of the date of termination, no further awards have been or will be made thereunder, but the plan will continue to govern outstanding awards granted under that plan.

(2)	Data reflects our 1999 Nonstatutory Stock Option Plan described below.

1999 Nonstatutory Stock Option Plan

The 1999 Nonstatutory Stock Option Plan is our only equity compensation plan that was not approved by our stockholders. As a result of the stockholder approval of our 2006 Equity Incentive Plan, we terminated the 1999 Nonstatutory Stock Option Plan so that, as of the date of termination, no further awards have been or will be made thereunder, but the plan will continue to govern outstanding awards granted under that plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of February 27, 2009, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than five percent (5%) of our Common Stock; (ii) each of our current directors; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and current executive officers as a group. The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days of February 27, 2009 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

	Number of		Percentage of
	Shares	Options	Shares
	Beneficially	Exercisable	Beneficially
Name or Group of Beneficial Owners	Owned	in 60 Days	Owned(1)

PRIMECAP Management Company(2)	12,015,114		11.5%
255 South Lake Ave., #400 Pasadena, CA 91101
FMR LLC(3)	10,533,600		10.1%
82 Devonshire Street Boston, MA 02109
Hedreen Joint Venture(4)	5,980,000		5.7%
P.O. Box 9006 Seattle, WA 98109
Vanguard Horizon Funds(5)	5,235,000		5.0%
100 Vanguard Blvd. Malvern, PA 19355
Harold E. Hughes	681,842	595,842	*
Satish Rishi(6)	258,102	184,666	*
Thomas Lavelle(7)	113,425	99,333	*
Sharon Holt	291,148	287,415	*
Martin Scott	104,500	97,000	*
			*
J. Thomas Bentley	77,500	70,417	*
Sunlin Chou	50,833	50,833	*
Bruce Dunlevie	682,992	157,500	*
P. Michael Farmwald(8)	2,405,736	77,500	2.3%
Penelope A. Herscher	35,000	35,000	*
Mark A. Horowitz(9)	1,276,618	79,933	1.2%
David Shrigley	32,500	32,500	*
Abraham Sofaer	64,343	59,166	*
Eric Stang	7,500	7,500	*
All current directors and executive officers as a group (17 persons)	7,456,549	3,133,353	7.1%
Shares Outstanding as of February 27, 2009			104,448,165

*	(Less than 1%)

(1)	Percentage of shares beneficially owned is based on 104,448,165 shares outstanding as of February 27, 2009.

(2)	As reported on Schedule 13G/A on February 5, 2009.

(3)	As reported on Schedule 13G/A on February 17, 2009. The Schedule 13G/A was filed jointly on behalf of FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company and Fidelity Growth Company Fund in connection with the beneficial ownership of the Common Stock of Rambus Inc.

(4)	As reported from a paper copy of Schedule 13D dated December 5, 2008 provided to the Company.

(5)	As reported on Schedule 13G/A on February 13, 2009.

(6)	Includes 1,400 shares held in custodial accounts for minor children for which Mr. Rishi serves as custodian.

(7)	Includes 6,425 shares held in trust for which Mr. Lavelle serves as trustee.

(8)	Includes 1,672,592 shares pledged as collateral on a margin account with a brokerage firm.

(9)	Includes 207,239 shares held in trust for which Dr. Horowitz serves as trustee.

EXECUTIVE OFFICERS OF THE COMPANY

Information regarding our executive officers and their ages and positions as of February 27, 2009, is contained in the table below. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There is no family relationship between any of our executive officers.

Kevin S. Donnelly	47	Senior Vice President, IP Strategy. Mr. Donnelly joined us in 1993. Mr. Donnelly has served in his current position since November 2008. From March 2006 to November 2008, Mr. Donnelly served as our Senior Vice President, Engineering. From February 2005 to March 2006, Mr. Donnelly served as co-vice president of Engineering. From October 2002 to February 2005 he served as vice president, Logic Interface Division. Mr. Donnelly held various engineering and management positions before becoming vice president, Logic Interface Division in October 2002. Before joining us, Mr. Donnelly held engineering positions at National Semiconductor, Sipex, and Memorex, over an eight year period. He holds a B.S. in Electrical Engineering and Computer Sciences from the University of California, Berkeley, and an M.S. in Electrical Engineering from San Jose State University.
Sharon E. Holt	44	Senior Vice President, Licensing and Marketing. Ms. Holt has served as our senior vice president, Licensing and Marketing (formerly titled Senior Vice President, Worldwide Sales, Licensing and Marketing) since joining us in August 2004. From November 1999 to July 2004, Ms. Holt held various positions at Agilent Technologies, Inc., an electronics instruments and controls company, most recently as vice president and general manager, Americas Field Operations, Semiconductor Products Group. Prior to Agilent Technologies, Inc., Ms. Holt held various engineering, marketing, and sales management positions at Hewlett-Packard Company, a hardware manufacturer. Ms. Holt holds a B.S. in Electrical Engineering, with a minor in Mathematics, from the Virginia Polytechnic Institute and State University.
Harold Hughes	63	Chief Executive Officer and President. Mr. Hughes has served as our chief executive officer and president since January 2005 and as a director since June 2003. He served as a United States Army Officer from 1969 to 1972 before starting his private sector career with Intel Corporation. Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including treasurer, vice president of Intel Capital, chief financial officer, and vice president of Planning and Logistics. Following his tenure at Intel, Mr. Hughes was the chairman and chief executive officer of Pandesic, LLC. He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan. He also serves as a director of Berkeley Technology, Ltd.
Thomas Lavelle	58	Senior Vice President and General Counsel. Mr. Lavelle has served in his current position since December 2006. Previous to that, Mr. Lavelle served as vice president and general counsel at Xilinx, one of the world’s leading suppliers of programmable chips. Mr. Lavelle joined Xilinx in 1999 after spending more than 15 years at Intel Corporation where he held various positions in the legal department. Mr. Lavelle earned a J.D. from Santa Clara University School of Law and a B.A. from the University of California at Los Angeles.

Satish Rishi	49	Senior Vice President, Finance and Chief Financial Officer. Mr. Rishi joined us in his current position in April 2006. Prior to joining us, Mr. Rishi held the position of executive vice president of Finance and chief financial officer of Toppan Photomasks, Inc., (formerly DuPont Photomasks, Inc.) one of the world’s leading photomask providers, from November 2001 to April 2006. During his 20-year career, Mr. Rishi has held senior financial management positions at semiconductor and electronic manufacturing companies. He served as vice president and assistant treasurer at Dell Inc. Prior to Dell, Mr. Rishi spent 13 years at Intel Corporation, where he held financial management positions both in the United States and overseas, including assistant treasurer. Mr. Rishi holds a B.S. with honors in Mechanical Engineering from Delhi University in Delhi, India and an M.B.A. from the University of California at Berkeley’s Haas School of Business. He also serves as a director of Measurement Specialties, Inc.
Michael Schroeder	49	Vice President, Human Resources. Mr. Schroeder has served as our vice president, Human Resources since joining us in June 2004. From April 2003 to May 2004, Mr. Schroeder was vice president, Human Resources at DigitalThink, Inc., an online service company. From August 2000 to August 2002, Mr. Schroeder served as vice president, Human Resources at Alphablox Corporation, a software company. From August 1992 to August 2000, Mr. Schroeder held various positions at Synopsys, Inc., a software and programming company, including vice president, California Site Human Resources, group director Human Resources, director Human Resources and employment manager. Mr. Schroeder attended the University of Wisconsin, Milwaukee and studied Russian.
Martin Scott, Ph.D.	53	Senior Vice President, Research and Technology Development. Dr. Scott has served in his current position (formerly titled Senior Vice President, Engineering) since December 2006. Dr. Scott joined us from PMC-Sierra, Inc., a provider of broadband communications and storage integrated circuits, where he was most recently vice president and general manager of its Microprocessor Products Division from March 2006. Dr. Scott was the vice president and general manager for the I/O Solutions Division (which was purchased by PMC-Sierra) of Avago Technologies Limited, an analog and mixed signal semiconductor components and subsystem company, from October 2005 to March 2006. Dr. Scott held various positions at Agilent Technologies, including as vice president and general manager for the I/O Solutions division from October 2004 to October 2005, when the division was purchased by Avago Technologies, vice president and general manager of the ASSP Division from March 2002 until October 2004, and, before that, Network Products operation manager. Dr. Scott started his career in 1981 as a member of the technical staff at Hewlett Packard Laboratories and held various management positions at Hewlett Packard and was appointed ASIC business unit manager in 1998. He earned a B.S. from Rice University and holds both an M.S. and Ph.D. from Stanford University.

Laura S. Stark	40	Senior Vice President, Corporate Development. Ms. Stark joined us in 1996. Ms. Stark has served in her current position since May 2008. From February 2005 to May 2008, Ms. Stark headed up our Platform Solutions Group. From October 2002 to February 2005, Ms. Stark served as our vice president, Memory Interface Division. Ms. Stark has served as strategic accounts manager, and held the positions of strategic accounts director and vice president, Alliances and Infrastructure, before assuming the position of vice president, Memory Interface Division in October 2002. Prior to joining Rambus, Ms. Stark held various positions in the semiconductor products division of Motorola, a communications equipment company, during a six year tenure, including technical sales engineer for the Apple sales team and field application engineer for the Sun and SGI sales teams. Ms. Stark holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Business Overview

We design, develop and license chip interface technologies and architectures that are foundational to nearly all digital electronics products. Our chip interface technologies are designed to improve the performance, power efficiency, time-to-market and cost-effectiveness of our customers’ semiconductor and system products for computing, gaming and graphics, consumer electronics and mobile applications.

Our primary method of providing rights to use our interface technologies to our customers is through patent licensing. We license our broad portfolio of patented inventions to semiconductor and system companies who use these inventions in the development and manufacture of their own products. Such licensing agreements may cover the license of part, or all, of our patent portfolio. Patent license agreements are generally royalty bearing.

As of December 31, 2008, our chip interface technologies are covered by more than 735 U.S. and foreign patents. Additionally, we have approximately 500 patent applications pending. These patents and patent applications cover important inventions in memory and logic chip interfaces, in addition to other technologies. We believe that our chip interface technologies provide our customers a means to achieve higher performance, improved power efficiency, lower risk, and greater cost-effectiveness in their semiconductor and system products.

Our business model requires that we attract and retain the best scientific and engineering personnel in our field of focus in order to realize our fundamental competitive advantage and deliver the greatest value for our stockholders. Because our technology is foundational in the highly competitive market for digital electronics, competition for qualified individuals is intense. Thus, our compensation program is designed to attract and retain the best talent, especially leading scientists and engineers, in the industry. The Rambus total compensation philosophy will continue to support and help drive our business strategy for 2009, thus ensuring that our workforce talent is acknowledged for their contributions to technology development, and driving licensable innovations, ensuring our primary foundational revenue stream is from patent licensing, finding solutions which include leadership architectures, reference designs, or engineering services which will support and create closer relationships with our licensees. In executing our business plan, the value creation cycle we will follow will be to innovate, promote and monetize. In 2008, we worked to manage our expenses closely and restructured our total expenses to meet what we foresaw to be an increasingly challenged external environment.

In 2008, in spite of the business challenges, Rambus made progress on a number of fronts. This included winning a jury trial in San Jose, closing a difficult case in Virginia, overturning the FTC’s decision at the DC Court of Appeals, working through an internal reorganization and reduction in force in order to put the company on stronger financial footing and receiving payment of withheld royalties.

Given the difficult economic climate in 2008, Rambus transitioned to a revised business model. This included a restructuring of our organization which resulted in a significant reduction in force. In response to these business challenges, the Compensation Committee approved a two-part retention program to help retain key executive and non-executive talent and to stabilize the workforce as the restructuring occurred. The first part of the retention program is a highly targeted grant of RSUs for key talent (9% of our post reduction-in-force employee population) that will vest over four years, subject to continued service with Rambus. The second part is a long-term cash incentive (LTIP) which will vest over two years and be paid in two annual installments. Only key, high-performing, non-executive talent was targeted to receive an LTIP award (24% of our post reduction-in-force employee population).

This Compensation Discussion and Analysis presents our compensation policies, programs, and practices for the named executive officers presented in the Summary Compensation Table appearing later in this report, and describes the basis for compensation decisions that we have made with respect to compensation of our named executive officers.

Our ability to provide competitive total compensation (i.e., annual base salary, annual variable compensation, long-term equity based compensation grants and other employee benefits and arrangements) is based on our achievement of financial and non-financial objectives. The variable components of our pay program, annual variable compensation and long-term equity based compensation grants, are designed to deliver value to participants when these objectives are met. For our named executive officers, these components represent the majority of total direct compensation. We refer to this approach as “pay for performance.” To maintain alignment of the long-term interests of management with those of our stockholders, our equity based compensation has multi-year vesting schedules. This philosophy reflects our key strategic compensation design priorities: employee retention, cost management, and continued focus on corporate governance. Our total compensation philosophy is posted on our website at http://investor.rambus.com/governance/total    comp.cfm. Our Compensation Committee is responsible for recommending and approving the compensation for all of our executives and officers. In evaluating the CEO and recommending his compensation to the Board, the Compensation Committee considers overall performance against business goals and objectives, in addition to competitive pay positioning against peer group compensation. The Compensation Committee Charter is posted on our website at http://investor.rambus.com/governance/compensation.cfm.

Setting Executive Compensation

To determine the appropriate levels of compensation for our executive officers, the Compensation Committee reviews in-depth analyses conducted by management and external consultants. Each year the Vice President of Human Resources works with independent consultants to provide analyses and recommendations in support of executive compensation. The Vice President of Human Resources and the CEO provide recommendations for executive officers other than the CEO to the Compensation Committee for their consideration and approval. The Vice President of Human Resources then presents analyses for determination of the CEO’s compensation to the Compensation Committee, and the Compensation Committee deliberates in closed session. In the case of the CEO only, the Compensation Committee presents its final compensation decisions to the Board of Directors for ratification in closed session without the CEO present during voting or deliberations. All decisions are made by the Compensation Committee in its sole discretion.

The Compensation Committee has engaged Semler Brossy Consulting Group, referred to as SBCG, as its independent consultant to assist in evaluating executive and director compensation programs. SBCG was hired by and reports directly to the Compensation Committee, and works collaboratively with management and the Chairman of the Compensation Committee. SBCG has not performed and does not currently have any other consulting engagements with management or the Company. SBCG’s direction from the Compensation Committee is to regularly provide independent advice on current trends in compensation design including: overall levels of compensation, the merits of using particular forms of compensation, the relative weightings of different compensation elements, and the value of particular performance measures on which to base compensation. In addition, SBCG prepares material for the Compensation Committee on CEO compensation.

In making compensation decisions, the Compensation Committee considers each executive’s performance and their targeted pay opportunity. In establishing the pay opportunity for each executive, the Compensation Committee reviews each element of total compensation (defined as annual base salary, annual variable compensation, and equity based compensation awards) as well as the total of all elements against our Compensation Peer Group, and also reviews published survey data, as described below.

The Compensation Peer Group consists of companies against which the Compensation Committee believes we compete for talent and represents similar benchmark attributes including revenue size, complexity, like industry, market capitalization, and number of employees. For 2008, the Compensation Peer Group included: Actel Corporation; Altera Corporation; Applied Micro Circuits Corporation; Atheros Communications Incorporated; Cree, Inc.; Cymer, Inc.; DSP Group, Inc.; FormFactor, Inc.; Integrated Device Technology, Inc.; InterDigital, Inc.; MIPS Technologies, Inc.; OmniVision Technologies, Inc.; Pixelworks, Inc.; PMC-Sierra, Inc.; RF Micro Devices, Inc.; Semtech Corporation; Silicon Image, Inc.; Silicon Laboratories Inc.; SunPower Corporation; Synopsys, Inc.; and Tessera Technologies, Inc. The Compensation Committee reviews the Compensation Peer Group annually to ensure the appropriateness of the group for compensation comparisons.

The Compensation Committee also reviewed data from the Radford Select Executive Compensation Report in addition to the Compensation Peer Group data. The survey data used represented a selection of Radford-participating companies that are also in the Compensation Peer Group. The survey data is used to supplement the information that is publicly-available in proxy statements. The following Compensation Peer Group Companies are not included in the Radford Select Report: Actel Corporation; Altera Corporation; Atheros Communications Incorporated; Cymer, Inc.; DSP Group, Inc.; InterDigital, Inc.; and Pixelworks, Inc.

The Compensation Committee believes our pay philosophy will allow us to maintain control over fixed compensation expense while affording competitive upside to the executives as a result of financial performance and shareholder value creation through stock price growth. Variable or incentive cash compensation is realized based on the achievement of our annual operating plan as approved by the Board and achievement of individual objectives as described in more detail below. Therefore, we position our annual base salary for executive officers at approximately the 50th percentile of the Compensation Peer Group. Consistent with our pay for performance philosophy we position total target cash (annual base salary plus annual variable compensation) at the 75th percentile of the compensation peer group. In order to attract and retain senior executive talent we have set our long-term equity compensation targets at or near the 75th percentile of our compensation peer group. This positioning enables Rambus to provide a cash and long-term incentive program which in part addresses and reflects the degree of difficulty inherent in establishing our IP business model. Our overall philosophy also enables Rambus to attract and retain the highly sought after specialized talent required to execute this unique business model.

The Compensation Committee actively collaborates with management to enhance corporate governance and align our compensation and benefit practices with the long term interests of our stockholders. In 2006, we implemented and obtained the approval from our stockholders of a new equity incentive plan that replaced our expiring 1997 Stock Option Plan, referred to as the 1997 Plan. Our 2006 Equity Incentive Plan, referred to as the Incentive Plan, eliminated an evergreen replenishment provision under which share replenishment was automatic on an annual basis and requires shareholder approval for share replenishment. Our Board of Directors has approved an increase in the number of shares reserved for issuance under the Incentive Plan, subject to approval from stockholders at the Annual Meeting as detailed in Proposal Two in this Proxy Statement. In addition, the Incentive Plan authorizes the Compensation Committee to grant performance-based awards using one or more shareholder-approved performance measures. In October 2006, the Compensation Committee also adopted stock ownership guidelines for our executive officers and directors, as described below.

Rambus has worked diligently over the last three years to achieve and maintain an industry standard measure of equity usage. Again in 2008, our burn rate was below the industry median. Our approach to “burn rate,” defined as the number of shares underlying equity awards issued annually as a percentage of our total outstanding shares, is to be near or below the median of the Compensation Peer Group. For the most recently-reported fiscal year, the median of the Compensation Peer Group was 3.5% of total shares outstanding. Our 2008 burn rate was 2.8% of total shares outstanding.

The Compensation Committee has no formal policy with respect to the adjustment or recovery of compensation as a result of material changes in our financial statements requiring an accounting restatement. However, the Compensation Committee reserves the right to reduce or withhold future compensation based on any required restatement or adjustment, and to determine the extent to which recovery of prior compensation may be pursued in the event of future adjustments caused by fraud on behalf of an executive of Rambus.

The Compensation Committee considers the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1,000,000 per executive per year, but excludes from the calculation of the $1,000,000 limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. Both our 1997 Plan and the Incentive Plan permit the Compensation Committee to grant equity awards that are “performance-based” and thereby meet such requirements, and are thus fully tax-deductible by us. All of the stock options granted to our executive officers are intended to qualify under Section 162(m) as performance-based compensation. However, during our 2006-2007 stock option investigation we discovered that certain stock options granted to some of our executive officers were granted with an exercise price below the fair market value of the underlying shares on the date of grant and do not qualify as performance based compensation under Section 162(m). In addition, annual bonuses granted to our executive officers under our current annual incentive plan do not qualify as “performance-based compensation” for purposes of Section 162(m). In 2008, Rambus did not lose deductibility under 162(m). The Compensation Committee intends to continue evaluating all of our executive compensation and will qualify such compensation as performance based compensation under Section 162(m) to the extent it determines doing so is in the Company’s best interests.

The Compensation Committee also considers the effects of Section 409A of the Internal Revenue Code when granting or providing compensation. Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. In order to avoid additional tax under Section 409A, we structure equity awards in a manner intended to comply with applicable Section 409A requirements.

Executive Compensation Components

Our principal components of compensation for named executive officers are:

•	Annual Base Salary;

•	Annual Variable Compensation;

•	Equity Based Compensation; and

•	All Other Compensation, which includes 401(k) match, health/welfare and other standard benefits.

Annual Base Salary

We provide our named executive officers and other employees with an annual base salary to compensate them for services rendered during the fiscal year. Salary adjustments are based on individual employee performance relative to published compensation levels for incumbents of similar positions in the Compensation Peer Group. Base salaries for named executive officers are determined for each executive based on his or her position and responsibility by using the Compensation Peer Group and other industry market data, and each executive’s compensation level within that range accounts for his or her level of responsibility, performance, and experience.

In January 2009, the Compensation Committee established the annual base salary for the Company’s principal executive officer, principal financial officer and other named executive officers for 2009. The 2008 and 2009 base salaries and percentage increases are set forth below:

			Percentage
Name and Title	Year	Salary	Increase

Harold Hughes	2009	$480,000	9.1%
Chief Executive Officer	2008	$440,000
Satish Rishi	2009	$325,000	2.1%
Senior Vice President, Finance and Chief Financial Officer	2008	$318,240
Thomas R. Lavelle	2009	$325,000	4.2%
Senior Vice President and General Counsel	2008	$312,000
Sharon E. Holt	2009	$320,000	2.6%
Senior Vice President, Licensing and Marketing	2008	$312,000
Martin Scott	2009	$320,000	6.1%
Senior Vice President, Research and	2008	$301,600
Technology Development

The base salaries listed above position the officers at approximately the 50th percentile of the Compensation Peer Group for base salary only. The 50th percentile establishes a competitive base salary position against our peer group while affording through the annual variable compensation plan the opportunity for total cash at the 75th percentile or higher for the achievement of company goals and performance measures. Increases to individual salary levels for all named executive officers other than the CEO were based on the recommendation of the CEO and reflect an assessment of individual performance. Mr. Hughes’ annual base salary increase recommendation was established based on the 50th percentile of the compensation peer group, thus aligning with our current pay philosophy. Our CEO did not participate in the determination of his salary level. Dr. Scott’s increase reflects his overall strong performance for 2008 which included the delivery of critical engineering milestones and a recent restructuring of our engineering function. Dr. Scott continues to play a pivotal role in the delivery of Rambus technology innovations.

Annual Variable Compensation — Performance-based Incentive Plan

The Corporate Incentive Plan (CIP) is intended to award achievement at specified levels of financial and individual performance. Each officer has a target cash bonus level that is competitive with target bonuses for similar positions reported in our independent, third-party surveys. The Compensation Committee also reviews and ensures that the target bonus levels are competitive in comparison to the Compensation Peer Group. We have historically and continue to target the 75th percentile for total target cash within these defined talent markets, and to align variable compensation with achievement of our operating plan.

The annual incentive plan is funded based on achievement of an adjusted pre-tax income (PTI) target. Adjusted pre-tax income excludes litigation expenses, stock based compensation expense and any CIP expenses. One time or any extraordinary expenses or income may also be excluded at the Compensation Committee’s discretion.

The CIP is funded at 100% of target if the pre-approved PTI target is met. Threshold funding at 50% of target levels occurs at 50% attainment of the PTI plan, and maximum funding of 300% of target levels occurs if PTI achievement is significantly above plan. The financial results for 2008 exceeded the threshold level and resulted in funding at 55% of targeted cash bonus amounts. The adjusted PTI target for 2008 was $82.8 million.

Named executive officers participating in the plan are also measured against individual objectives that tie directly to our overall operating plan objectives. For fiscal year 2008, these objectives included specific customer goals, licensing objectives, specific technology development milestones, internal control and process improvements and productivity initiatives. Final payout of these cash incentive awards, if any, is determined by the targets met and each individual’s performance against their key objectives.

The Compensation Committee has established cash bonus target amounts under the incentive plan for the Company’s principal executive officer, principal financial officer and other named executive officers for 2009. The 2009 target amounts set forth below are based on the desired 75th percentile total cash positioning as discussed above:

Name	2009 Bonus Target Amount	Percentage of 2009 Base Salary

Harold Hughes	$480,000	100.0%
Satish Rishi	$240,000	73.8%
Thomas R. Lavelle	$275,000	84.6%
Sharon E. Holt	$275,000	85.9%
Martin Scott	$240,000	75.0%

Long-term Equity Based Compensation — Stock Awards and Option Grants

Our named executive officers are eligible to participate in the Incentive Plan and our 2006 Employee Stock Purchase Plan. The Incentive Plan permits the Board or the Compensation Committee to grant restricted stock, stock options, stock appreciation rights, restricted stock units and other stock-based equity compensation awards to employees, including named executive officers, on such terms as the Board or the Compensation Committee may determine.

We continue to use equity based compensation to align the incentives for our named executive officers with the long-term interest of our stockholders and as a retention tool. The targeted value for these awards is at or slightly above our target of the 75th percentile of the Compensation Peer Group for each named executive officer. The Compensation Committee has established this positioning to reflect the strong desire for a significant portion of compensation to be based on our achievement of long-term shareholder value creation. To further encourage retention, we generally apply a 5-year vesting schedule on stock option grants.

In determining the amount of equity granted to named executive officers, the Compensation Committee reviews the number of shares and the grant date fair value of equity grants within the Compensation Peer Group and as reported in third party industry survey data. The Compensation Committee also takes into account equity participation by comparable employees, external competitive circumstances and existing equity held by executives, in addition to each named executive officer’s performance and contribution during the fiscal year.

Pursuant to the Incentive Plan, the Compensation Committee may, at its discretion, grant stock option awards to Section 16(b) executives on February 1 of each year. If February 1 is not a trading day, the grants become effective and are priced as of the next trading day. The number of options granted to each Section 16(b) executive will be determined by the Compensation Committee prior to the February 1 award date. The shares subject to this annual Section 16(b) executive award will vest pursuant to the vesting schedule approved by the Board for such options: 10% of the shares will vest six (6) months after the date of the grant, and 1/60 of the shares will vest each month thereafter, so that all the shares subject to the award will be vested five (5) years from the grant date, subject to the employee continuing to serve through each such vesting date. Annual Section 16(b) executive awards require the approval of the Compensation Committee.

Under the Company’s equity granting policy, named executive officers received a 2008 grant on February 2, 2008 as did all Rambus employees. In addition, following the company’s only reduction in force in its eighteen year history, as part of a key employee retention plan, the Compensation Committee approved a one-time special retention grant award of restricted stock units under the Incentive Plan. This special award of restricted stock units (RSUs) will vest over four years, subject to continued service with Rambus through each applicable vesting date. The following officers received a grant of 20,000 RSUs — Dr. Scott, Mr. Lavelle, Mr. Donnelly, and Ms. Holt.

The Compensation Committee evaluates annually the proper mix of stock options, restricted stock or restricted stock units, and other equity based compensation awards to ensure that the grants appropriately reflect our strategic and financial objectives.

Annual equity awards in 2008 to named executive officers other than the CEO consisted of 75% of the total value in stock options and 25% of the total value in time-vested RSUs. The Compensation Committee established the option/time-vested RSU mix to reflect the belief that value in equity compensation should be earned based on growth in our share price. For the CEO, 75% of the total value of his award was comprised of RSUs, and 25% of the total value of his award was comprised of options. With respect to the CEO’s RSU grant, 25% of the total value was comprised of RSUs, and 50% of the total value was comprised of performance-vested RSUs.

In 2008 the CEO’s performance vested RSU equity grant was subject to the achievement of certain Board approved company goals. Half of the CEO’s performance-vested RSU equity grant was subject to the achievement of certain revenue targets by the Company for the fiscal year ending December 31, 2008, and half of the CEO’s performance-vested RSU equity grant was subject to both the achievement of certain revenue targets and the entry by the Company into significant patent or product licensing deals exceeding a certain amount set by the Compensation Committee. These targets were not achieved in 2008, and all of the CEO’s performance-vested RSU equity grant forfeited.

For 2009, the Compensation Committee approved a mix of 25% of the grant date value of awards delivered in restricted stock units and 75% in stock options for all named executive officers including the CEO. These awards were effective February 1, 2009 pursuant to the Company’s policy regarding equity awards. These grants were made under the Company’s Incentive Plan.

Stock Ownership Guidelines

In October 2006, our Board approved stock ownership and retention guidelines for executives and directors. Under these guidelines, our executive officers are expected to accumulate and hold an equivalent value of our Common Stock that is equal to or greater than two to five times of their annual base salary, and to maintain this minimum amount throughout their tenure as an executive officer. The CEO will be expected to accumulate and hold an equivalent value of five times his/her annual base salary, all other Section 16 executive officers will be expected to accumulate and hold an equivalent value of three times their annual base salaries, and all other executives will be expected to accumulate and hold an equivalent value of two times their annual base salaries. All executive officers have five years to achieve this accumulated value requirement from January 1, 2007, or the date that the executive officer assumes his or her position, whichever is later. These targets were determined and set as the result of benchmark surveys conducted against industry survey data. Elements that will qualify towards ownership goals will include: vested and unvested restricted stock and restricted stock units, vested and unexercised stock options, stock purchase plan holdings and any other shares of Common Stock owned outright. As of December 31, 2008, all of our named executive officers met their ownership requirements.

401(k) Plan and Other Health and Life Insurance Premium

Our named executive officers are eligible to participate in our 401(k) plan on the same terms as other participating employees. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s eligible compensation that has been contributed to the plan. In addition, all named executive officers and other employees are eligible to participate in all health and welfare benefits offered by us in accordance with the terms and conditions of such non-discriminatory plans or arrangements.

We do not provide post-retirement health coverage for our named executive officers or other employees.

Other Compensation

From time to time, primarily as a recruitment tool, the Compensation Committee has approved certain other compensation in the form of reimbursement or payment of relocation costs. We also have a policy of paying for or reimbursing various living expenses in connection with our executive officers whose job duties require them to work for us abroad. No such payments were made to named executive officers under this policy in 2008.

Rambus does not provide any pension arrangements, perquisites not generally available to the broad employee population, or other compensation to its named executive officers.

Employment and Retention Agreements

All of our employees, including our named executive officers, are employees-at-will and as such typically do not have employment contracts with us, except in the case of some employees of our foreign subsidiaries. The Compensation Committee periodically evaluates the need for such agreements with respect to market practices in order to remain competitive and attract and retain executive officers. The Board reserves the right to enter into such agreements as required to attract executive officers to join our company or for other relevant purposes.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

THE COMPENSATION COMMITTEE

Penelope A. Herscher (Chair)
David Shrigley
Eric Stang

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows compensation information for 2006, 2007 and 2008 for the named executive officers.

Summary Compensation
For Fiscal Years 2006, 2007 and 2008

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Title	Year	($)	($)	(1)($)	(2)($)	(3)(4)($)	($)	(5)($)	($)

Harold Hughes	2008	440,000	—	108,965	66,127	242,000	—	25,593	882,685
Chief Executive Officer and President	2007	416,250	168,000	—	568,717	—	—	16,643	1,169,610
	2006	375,000	—	—	1,857,443	662,282	—	9,388	2,904,113
Satish Rishi	2008	318,240	—	54,482	82,659	132,000	—	25,301	612,682
Senior Vice President,	2007	305,500	90,000	428,109	227,487	—	—	17,091	1,068,187
Finance and Chief Financial Officer	2006	208,077	—	305,995	868,169	256,445	—	451,886	2,090,572
Thomas R. Lavelle	2008	312,000	—	85,369	82,659	132,000	—	20,218	632,246
Senior Vice President	2007	300,000	90,000	48,961	487,709	—	—	8,328	934,998
and General Counsel	2006	24,038	—	—	—	—	—	151,525	175,563
Sharon E. Holt	2008	312,000	—	85,369	82,659	151,250	—	28,418	659,696
Senior Vice President,	2007	297,917	100,000	—	181,989	——	—	12,348	592,254
Licensing and Marketing	2006	275,000	—	—	211,167	346,153	—	12,090	844,410
Martin Scott	2008	301,600	—	76,288	61,994	112,750	—	25,890	578,522
Senior Vice President,	2007	294,462	76,000	19,671	487,709	—	—	13,278	891,120
Research and Technology Development	2006	—	—	—	—	—	—	—	—

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the dollar amounts recognized for financial statement reporting purposes by us in fiscal year 2008 and previous years for stock awards in accordance with the provisions of SFAS 123(R). The assumptions used to calculate the value of stock awards are set forth under Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown are the dollar amounts, disregarding the estimate of forfeitures related to service-based vesting conditions, recognized for financial statement reporting purposes by us for stock option awards in accordance with the provisions of SFAS 123(R). Stock compensation expense calculations for financial statement purposes spread the grant date cost of those awards over the service period. Therefore, amounts in this column include the expense for awards granted in fiscal year 2008 and previous years. The assumptions used to calculate the value of stock option awards are set forth under Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Amounts for fiscal year 2008 consist of bonuses earned for services rendered in fiscal year 2008 and are based upon the Company’s achievement of the 2008 Corporate Incentive Plan target. The Company’s achievement was 55% of the previously approved target of $82.8 million dollars of adjusted pre-tax income. The target and achievement results were reviewed and approved by the Compensation Committee. The plan is further described under “Compensation Discussion & Analysis — Executive Compensation Components — Performance-based Incentive Plan.”

(4)	Amounts for fiscal year 2006 consist of bonuses earned for services rendered under our performance-based incentive plan, which is generally described under “Compensation Discussion & Analysis — Executive Compensation Components — Performance-based Incentive Plan.”

(5)	In addition to any specific other compensation disclosed with respect to individual named executive officers, amounts reported in the “All Other Compensation” column for 2008 and previous years consist of matching contributions to the named executive officers’ 401(k) accounts and premiums paid for health and welfare insurance policies.

Grants of Plan Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2008. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2008 Year-End Table that follows.

Grants of Plan Based Awards

									All Other	All Other
									Stock	Option
									Awards	Awards:	Exercise	Grant Date
						Estimated Future Payouts			Number of	Number of	or Base	Fair Value
						Under Equity			Shares or	Securities	Price of	of Stock &
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Incentive Plan Awards			Stock	Underlying	Option	Options
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(2) (#)	(3) (#)	($/Sh)	($)(4)

Harold E. Hughes	02/01/2008	01/09/2008	—	—	—	—	—	—	24,000	—	0.00	476,640
	02/01/2008	01/09/2008	—	—	—	—	—	—	24,000	—	0.00	476,640	(5)
	02/01/2008	01/09/2008	—	—	—	—	—	—	24,000	—	0.00	476,640	(6)
	02/01/2008	01/09/2008	—	—	—	—	—	—	—	40,000	19.86	361,718
	—	01/08/2009	220,000	440,000	1,320,000
Satish Rishi	02/01/2008	01/09/2008	—	—	—	—	—	—	12,000	—	0.00	238,320
	02/01/2008	01/09/2008	—	—	—	—	—	—	—	40,000	19.86	452,148
	02/01/2008	01/09/2008	—	—	—	—	—	—	—	—	—	—
	—	01/08/2009	120,000	240,000	720,000
Thomas R. Lavelle	08/28/2008	01/09/2008	—	—	—	—	—	—	20,000	—	0.00	361,000
	02/01/2008	01/09/2008	—	—	—	—	—	—	12,000	—	0.00	238,320
	02/01/2008	01/09/2008	—	—	—	—	—	—	—	40,000	19.86	452,148
	—	01/08/2009	120,000	240,000	720,000
Sharon Holt	08/28/2008	01/09/2008	—	—	—	—	—	—	20,000	—	0.00	361,000
	02/01/2008	01/09/2008	—	—	—	—	—	—	12,000	—	0.00	238,320
	02/01/2008	01/09/2008	—	—	—	—	—	—	—	40,000	19.86	452,148
	—	01/08/2009	137,500	275,000	825,000
Martin Scott	08/28/2008	01/09/2008	—	—	—	—	—	—	20,000	—	0.00	361,000
	02/01/2008	01/09/2008	—	—	—	—	—	—	10,000	—	0.00	198,600
	02/01/2008	01/09/2008	—	—	—	—	—	—	—	30,000	19.86	339,111
	—	01/08/2009	102,500	205,000	615,000

(1)	Amounts shown are estimated payouts for fiscal year 2008 to the named executive officers based on the 2008 bonus targets under the plan discussed under “Compensation Discussion & Analysis — Executive Compensation Components — Performance-based Incentive Plan.” Actual bonuses received by these named executive officers for fiscal 2008 are reported in the Summary Compensation for Fiscal Year 2008 table under the column entitled “Bonus” and described under “Compensation Discussion & Analysis — Executive Compensation Components — Performance-based Incentive Plan.”

(2)	Stock units granted on August 28, 2008 represent one-time retention grants of 20,000 restricted stock units respectively to Mr. Lavelle, Ms. Holt and Dr. Scott. Restricted stock units granted to all named executives on February 1, 2008 represent performance based awards in fiscal year 2008.

(3)	The stock options were granted as part of the Company’s regular performance review process and vest based on the executive continuing to provide services to the company through the applicable vesting dates. See the “Compensation Discussion and Analysis” and “Outstanding Equity Awards at Fiscal Year-End” for additional information with respect to these option grants.

(4)	The value of a stock award or option award is based on the fair market value as of the grant date of such award determined pursuant to SFAS 123(R), disregarding the estimate of forfeitures related to service-based vesting conditions. Stock awards consist of restricted stock unit awards. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the amount the market value of our Common Stock at such date in the future when the option is exercised exceeds the exercise price.

(5)	The restricted stock unit was granted on February 1, 2008 according to 2008 performance criteria that was not met. The restricted stock units cancelled on December 31, 2008.

(6)	The restricted stock unit was granted on February 1, 2008 according to 2008 performance criteria that was not met. The restricted stock units cancelled on December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers as of January 30, 2008. Unvested stock awards reported in the Grants of Plan-Based Awards table on the previous page are also included in the table below.

Outstanding Equity Awards at Fiscal 2008 Year-End

	Option Awards							Stock Awards
											Equity
											Incentive
											Plan	Equity
					Equity						Awards: #	Incentive
					Incentive						of	Plan Awards:
					Plan						Unearned	Mkt or
					Awards:						Shares,	Payout Value
	# of		# of		# of						Units or	of Unearned
	Securities		Securities		Securities					Mkt Value of	Other	Shares, Units
	Underlying		Underlying		Underlying			# of Shares or		Shares or	Rights	or Other
	Unexercised		Unexercised		Unexercised	Option	Option	Units of Stock		Units of Stock	That Have	Rights That
	Option (#)		Option (#)		Unearned	Exercise	Expiration	That Have		That Have	Not	Have Not
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	Not Vested (#)		Not Vested ($)(1)	Vested (#)	Vested ($)

Harold Hughes	5,333	(2)	26,667		—	19.86	2/1/2018	—		—	—	—
	—		—		—	—	—	24,000	(3)	382,080	—	—
	91,666	(4)	158,334		—	18.69	2/1/2017	—		—	—	—
	157,500	(5)	112,500		—	22.94	1/6/2016	—		—	—	—
	244,791	(6)	5,209		—	21.51	1/10/2015	—		—	—	—
	14,543	(7)	—		—	16.07	10/1/2014	—		—	—	—
	40,000	(8)	—		—	17.51	6/2/2013	—		—	—	—
Satish Rishi	6,666	(9)	33,334		—	19.86	2/1/2018	—		—	—	—
	—		—		—	—	—	12,000	(10)	191,040	—	—
	—		—		—	—	—	75,000	(11)	1,194,000	—	—
	36,666	(12)	63,334		—	18.69	2/1/2017	—		—	—	—
	117,333	(13)	102,667		—	40.80	4/11/2016	—		—	—	—
	—		—		—	—	—	20,000	(14)	318,400	—	—
Thomas R. Lavelle	—		—		—	—	—	20,000	(15)	318,400	—	—
	6,666	(16)	33,334		—	19.86	2/1/2018	—		—	—	—
	—		—		—	—	—	12,000	(17)	191,040	—	—
	—		—		—	—	—	30,000	(18)	477,600	—	—
	76,666	(19)	123,334		—	19.16	1/3/2017	—		—	—	—
Sharon E. Holt	—		—		—	—	—	20,000	(20)	318,400	—	—
	6,666	(21)	33,334		—	19.86	2/1/2018	—		—	—	—
	—		—		—	—	—	12,000	(22)	191,040	—	—
	29,333	(23)	50,667		—	18.69	2/1/2017	—		—	—	—
	43,750	(24)	31,250		—	22.94	1/6/2016	—		—	—	—
	—		32,000	(25)	—	24.04	12/3/2014	—		—	—	—
	173,333	(26)	26,667		—	16.76	8/2/2014	—		—	—	—
Martin Scott	—		—		—	—	—	20,000	(27)	318,400	—	—
	5,000	(28)	25,000		—	19.86	2/1/2018	—		—	—	—
	—		—		—	—	—	10,000	(29)	159,200	—	—
	—		—		—	—	—	15,000	(30)	238,800	—	—
	76,666	(31)	123,334		—	19.16	1/3/2017	—		—	—	—

(1)	The market value is calculated using the closing price of our Common Stock of $15.92 on December 31, 2008 (the last trading day of 2008), as reported on The Nasdaq Global Select Market, multiplied by the unvested stock amount.

(2)	The option was granted on February 1, 2008. Options representing 10% of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on February 1, 2013.

(3)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 6,000 shares on each anniversary grant date until one-hundred percent vested.

(4)	The option was granted on February 1, 2007. Options representing 10% of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on February 1, 2012.

(5)	The option was granted on January 6, 2006. Options representing 10% of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on January 6, 2011.

(6)	The option was granted on January 10, 2005. Options representing 1/48th of the shares vest monthly during the four year period following the grant date.

(7)	The option was granted on October 1, 2004. Options representing 1/48th of the shares vest monthly over the four year period following the grant date.

(8)	The option was granted on June 2, 2003. Options representing 5,000 shares vested on December 2, 2003, and the remaining options vested in equal monthly installments until it was fully vested on June 2, 2007.

(9)	The option was granted on February 1, 2008. Options representing 10% of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on February 1, 2013.

(10)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 3,000 shares on each anniversary grant date until one-hundred percent vested.

(11)	The restricted stock unit was granted on October 18, 2007. 25,000 units vested on February 1, 2008. Thereafter, the remaining shares shall vest in equal installments of 25,000 shares on or about each one-year anniversary on the first available trading day.

(12)	The option was granted on February 1, 2007. Options representing 10% shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on February 1, 2012.

(13)	The option was granted on April 11, 2006. Options representing 10% shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on April 11, 2011.

(14)	The restricted stock award was granted on April 11, 2006. A portion of the restricted stock award representing 5,000 units each vested respectively on October 23, 2006 and April 24, 2007, and the restricted stock representing 10,000 units will vest on the first available trading day under our insider trading policy in April 2008, 2009, and 2010.

(15)	The restricted stock unit was granted on August 28, 2008. The grant shall vest in equal installments of 5,000 shares on each anniversary grant date until one-hundred percent vested.

(16)	The option was granted on February 1, 2008. Options representing 10% of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on February 1, 2013.

(17)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 3,000 shares on each anniversary grant date until one-hundred percent vested.

(18)	The restricted stock unit was granted on October 17, 2007. The grant shall vest in equal installments of 10,000 units on each anniversary date of hire date or the next open window until it is fully vested.

(19)	The option was granted on January 3, 2007. Options representing 10% shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on January 3, 2012.

(20)	The restricted stock unit was granted on August 28, 2008. The grant shall vest in equal installments of 5,000 shares on each anniversary grant date until one-hundred percent vested.

(21)	The option was granted on February 1, 2008. Options representing 10% of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on February 1, 2013.

(22)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 3,000 shares on each anniversary grant date until one-hundred percent vested.

(23)	The option was granted on February 1, 2007. Options representing 10% shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on February 1, 2012.

(24)	The option was granted on January 6, 2006. Options representing 10% of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on January 6, 2011.

(25)	The option was granted on December 3, 2004. Options representing 1/12th of the total grant will begin vesting in monthly installments on January 31, 2009 and will be fully vested on December 31, 2009.

(26)	The option was granted on August 2, 2004. Options representing 10% of the shares vested six months from the grant date and the remaining shares vest in equal monthly installments until it is fully vested on August 2, 2009.

(27)	The restricted stock unit was granted on August 28, 2008. The grant shall vest in equal installments of 5,000 shares on each anniversary grant date until one-hundred percent vested.

(28)	The option was granted on February 1, 2008. Options representing 10% of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on February 1, 2013.

(29)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 2,500 shares on each anniversary grant date until one-hundred percent vested.

(30)	The restricted stock unit was granted on October 17, 2007. The grant shall vest in equal installments of 5,000 units on each anniversary date of hire date or the next open window until it is fully vested.

(31)	The option was granted on January 3, 2007. Options representing 10% shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until it is fully vested on January 3, 2012.

Each of the options and other equity awards reflected on the table above were issued under the 1997 Plan, the 1999 Plan or the Incentive Plan, which are plans that were or are available to all of our employees.

In the case of the 1997 Plan and the 1999 Plan, if a “merger” of the Company occurs, as defined in the relevant plan, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. Following such assumption or substitution, if the participant’s status as a service provider is terminated by the successor corporation as a result of an “involuntary termination” other than for “cause,” each as defined in the relevant plan, within twelve months following the merger, then the participant will fully vest and have the right to exercise all of his or her options and will convert any other equity awards into shares of Common Stock (commonly referred to as a “double-trigger” termination). In the event that the successor company refuses to assume or substitute for the equity award the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met immediately prior to the merger.

In the case of the Incentive Plan, in the event of a “change of control” of the Company, as defined in the plan, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. In the event that the successor company refuses to assume or substitute for the option or equity award, the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the administrator of the Incentive Plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

The form of option agreement for the Incentive Plan provides that if a successor company assumes outstanding options or substitutes for options with an equivalent award, then if following such assumption or substitution the participant’s status as an employee or employee of the successor company, as applicable, is terminated by the successor company as a result of an Involuntary Termination (as defined below) other than for Cause (as defined below) within twelve months following the change in control, the option will immediately vest and become exercisable as to 100% of the shares subject to the option.

For purposes of the Incentive Plan form option agreement, “Cause” will mean (i) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the participant, (ii) the participant’s conviction of a felony, (iii) a willful act by the participant which constitutes gross misconduct and which is injurious to the successor company, and (iv) following delivery to the participant of a written demand for performance from the successor company which describes the basis for the successor company’s belief that the participant has not substantially performed his or her duties, continued violations by the participant of the participant ’s obligations to the successor company which are demonstrably willful and deliberate on the participant’s part.

For purposes of the Incentive Plan form option agreement, any of the following events shall constitute an “Involuntary Termination”: (i) without the participant’s express written consent, a significant reduction of the participant’s duties, authority or responsibilities, relative to the participant’s duties, authority or responsibilities as in effect immediately prior to the change in control, or the assignment to the participant of such reduced duties, authority or responsibilities; (ii) without the participant’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the participant immediately prior to the change in control; (iii) a reduction by the successor company in the base salary of the participant as in effect immediately prior to the change in control; (iv) a material reduction by the successor company in the kind or level of employee benefits, including bonuses, to which the participant was entitled immediately prior to the change in control with the result that the participant’s overall benefits package is significantly reduced; (v) the relocation of the participant to a facility or a location more than fifty miles from the participant’s then present location, without the participant’s express written consent; (vi) any purported termination of the participant by the successor company which is not effected for disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Participant.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2008.

Option Exercises and Stock Vested Table for Fiscal Year 2008

	Option Awards		Stock Awards
	Number of Shares	Value	Number of	Value
	Acquired on	Realized on	Shares Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting (1)($)

Harold Hughes	—	—	—	—
Satish Rishi	—	—	35,000	728,900
Thomas R. Lavelle	—	—	10,000	175,000
Sharon E. Holt	—	—	—	—
Martin Scott	—	—	5,000	36,500

(1)	The value realized equals the market value of our Common Stock on the vesting date, multiplied by the number of shares that vested.

Potential Payments Upon Termination or Change-in-Control

We have no contractual arrangements with our named executive officers that would provide payments upon termination or change-in-control. Outstanding equity awards may vest upon a “double-trigger” termination in the event of a change-in-control, as described under the “Outstanding Equity Awards at Fiscal 2008 Year-End” table. This accelerated vesting applies to all awards made under the plans and is not specific to awards made to our named executive officers. The following table summarizes the value of the potential accelerated vesting to each named executive officer.

			Total Value of
	Value of	Value of	Accelerated
	Accelerated	Accelerated	Options and
Name	Stock Options ($)	Stock Awards ($)	Stock Awards ($)

Harold Hughes	—	382,080	382,080
Satish Rishi	—	1,703,440	1,703,440
Thomas R. Lavelle	—	987,040	987,040
Sharon E. Holt	—	509,440	509,440
Martin Scott	—	716,400	716,400

Compensation of Directors

The following table shows compensation information for our non-employee directors for 2008.

Director Compensation
For Fiscal Year 2008

							Change in
							Pension and
							Value and
	Fees						Non-Qualified
	Earned					Non-Equity	Deferred
	or Paid		Stock	Option		Incentive Plan	Compensation	All Other
	in Cash		Awards(1)	Awards		Compensation	Earnings	Compensation	Total
Name	($)		($)	($)		($)	($)	($)	($)

J. Thomas Bentley	65,000		39,888(2)	—		—	—	—	104,888
Sunlin Chou	44,375		39,888(3)	—		—	—	—	84,263
Bruce Dunlevie	56,039		39,888(4)	—		—	—	—	95,927
P. Michael Farmwald	40,000		39,888(5)	—		—	—	—	79,888
Penelope A. Herscher	58,750		39,888(6)	—		—	—	—	98,638
Kevin Kennedy	32,500(7)		—	—		—	—	244,027(7)	276,527
David Shrigley	40,000		39,888(8)	—		—	—	—	79,888
Abraham Sofaer	62,489	(9)	39,888(10)	—		—	—	—	102,377
Eric Stang	17,640		39,888(11)	43,807(1	)(11)				101,335

(1)	Amounts shown do not reflect compensation actually received by the non-employee directors. Instead, the amounts shown are the dollar amounts, disregarding the estimate of forfeitures related to service-based vesting conditions, recognized for financial statement reporting purposes by us in fiscal year 2008 for stock option awards in accordance with the provisions of SFAS 123(R). Stock compensation expense calculations for financial statement purposes spread the grant date cost of those awards over the vesting period. Therefore, amounts in this column include the unadjusted period expense for awards granted in fiscal year 2008. The assumptions used to calculate the value of stock option awards are set forth under Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Reflects the compensation costs recognized in 2008 associated with a restricted stock unit award of 12,383 shares of Common stock made on October 1, 2008 with a fair value as of the grant date of $12.92 per share disregarding forfeiture assumptions. Mr. Bentley also had options to purchase an aggregate of 92,917 shares outstanding as of December 31, 2008.

(3)	Reflects the compensation costs recognized in 2008 associated with a restricted stock unit award of 12,383 shares of Common stock made on October 1, 2008 with a fair value as of the grant date of $12.92 per share disregarding forfeiture assumptions. Dr. Chou also had options to purchase an aggregate of 80,000 shares outstanding as of December 31, 2008.

(4)	Reflects the compensation costs recognized in 2008 associated with a restricted stock unit award of 12,383 shares of Common stock made on October 1, 2008 with a fair value as of the grant date of $12.92 per share disregarding forfeiture assumptions. Mr. Dunlevie also had options to purchase an aggregate of 180,000 shares outstanding as of December 31, 2008.

(5)	Reflects the compensation costs recognized in 2008 associated with a restricted stock unit award of 12,383 shares of Common stock made on October 1, 2008 with a fair value as of the grant date of $12.92 per share disregarding forfeiture assumptions. Dr. Farmwald also had options to purchase an aggregate of 100,000 shares outstanding as of December 31, 2008.

(6)	Reflects the compensation costs recognized in 2008 associated with a restricted stock unit award of 12,383 shares of Common stock made on October 1, 2008 with a fair value as of the grant date of $12.92 per share disregarding forfeiture assumptions. Ms. Herscher also had options to purchase an aggregate of 60,000 shares outstanding as of December 31, 2008.

(7)	Reflects the fees paid to Dr. Kennedy until his resignation from the Board on July 1, 2008. Dr. Kennedy had options to purchase an aggregate of 104,166 shares outstanding and exercisable as of July 1, 2008. Other compensation reported in fiscal year 2008 relates to the exercise of his options.

(8)	Reflects the compensation costs recognized in 2008 associated with a restricted stock unit award of 12,383 shares of Common stock made on October 1, 2008 with a fair value as of the grant date of $12.92 per share disregarding forfeiture assumptions. Mr. Shrigley also had options to purchase an aggregate of 60,000 shares outstanding as of December 31, 2008.

(9)	Mr. Sofaer elected to receive 2,950 shares of Common Stock in lieu of board fees for fiscal year 2008. The respective closing values to determine the amount of shares issued was $23.31 on March 31, 2008; $19.07 on June 30, 2008; $12.85 on September 30, 2008; and $15.92 on December 31, 2008.

(10)	Reflects the compensation costs recognized in 2008 associated with a restricted stock unit award of 12,383 shares of Common stock made on October 1, 2008 with a fair value as of the grant date of $12.92 per share disregarding forfeiture assumptions. Mr. Sofaer also had options to purchase an aggregate of 80,000 shares outstanding as of December 31, 2008.

(11)	Reflects the compensation costs recognized in 2008 associated with a restricted stock unit award of 12,383 shares of Common stock made on October 1, 2008 with a fair value as of the grant date of $12.92 per share disregarding forfeiture assumptions. Mr. Stang also had options to purchase an aggregate of 40,000 shares outstanding as of December 31, 2008 that were granted on July 22, 2008 upon joining the Board.

Overview of Compensation and Procedures

As a result of our annual review of Rambus Board pay practices and competitive positioning, changes were recommended and adopted to our Board pay practices. The Compensation Committee reviewed materials from SBCG detailing benchmark and competitive pay practices both within our peer group and across public companies in general. A decision was made to discontinue the annual equity stock option grant and replace this award with a annul RSU equity grant with a fair market value equal to $160,000 at the time of grant. Our decision to denominate the annual RSU grant in terms of value instead of number of shares will help address year over year volatility and provides consistent alignment with our compensation peer group. This revision to the Director Plan acknowledges their commitment of time and consultation and will continue to be benchmarked to industry and peer group compensation practices.

Summary of Director Plan

Annual Retainer.  Each independent director receives an annual retainer of $40,000. The Chairpersons of the Board and Audit Committee each receive an additional annual retainer of $25,000. The Chairperson of the Compensation Committee receives an additional annual retainer of $20,000, increased from the annual retainer of $10,000 previously received in 2008. The Chairperson of the Nominating Committee continues to receive an additional annual retainer of $10,000. Each annual retainer is paid in quarterly installments. Except where noted above, the annual retainers were not increased for 2009.

Annual Equity Grant.  Each independent director receives an annual equity grant of such number of restricted stock units (“RSUs”) with a fair market value equal to $160,000 at the time of grant. This annual equity grant represents a change from the annual equity grant of an option to purchase 20,000 shares of Common Stock which the independent directors previously received. This change was made after reviewing the market data of our competitors and to reflect the time commitments our independent directors are asked to make to the Company. The RSU grants vest in full at the end of a one-year period, subject to the independent director continuing to serve through each applicable vesting date. If the director discontinues service prior to the vesting of any RSU grant, the Compensation Committee may, in its discretion, permit such grant to vest pro rata for the portion of the year during which such director served.

Initial Equity Grant.  Each independent director continues to receive an initial option to purchase 40,000 shares of Common Stock when he or she is first elected as a member of the Board. The term of such options will not exceed ten years. The option grants vest over a four-year period, with one-eighth of shares subject to the option vesting six months after the date of grant and the remaining shares vesting ratably each month thereafter, subject to the independent director continuing to serve through each applicable vesting date.

Awards granted to the independent directors under the Incentive Plan are generally not transferable, and all rights with respect to an award granted to a director or participant generally will be available during a director or participant’s lifetime only to the director or participant.

Each of the options granted to our independent directors was issued under the 1997 Plan or the Incentive Plan, which are plans that are available to all of our employees. As described under “Outstanding Equity Awards at Fiscal Year-End,” the 1997 Plan provides for certain acceleration upon a “merger” of the Company, as defined under the 1997 Plan, and the Incentive Plan provides for certain acceleration upon a “change of control” of the Company, as defined under the Incentive Plan. In addition, with respect to options and any other equity awards granted to non-employee directors that are assumed or substituted for upon a change of control under the Incentive Plan, if the non-employee director is terminated other than upon a voluntary resignation, the options and other equity awards granted to such non-employee director will fully vest and be exercisable with respect to 100% of the shares subject to such options and other equity awards.

Pursuant to stock ownership guidelines adopted by the Board in October 2006, each independent director will be expected to accumulate and hold an equivalent value of our Common Stock of two times their annual total cash compensation and to achieve this within five years from January 1, 2007 or the date that the director joined the Board, whichever is later. Directors are expected to maintain this minimum amount of stock ownership throughout their tenure on the Board. As of December 31, 2008, all of our directors met their ownership requirements.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, no interlocking relationship existed between any member of our Compensation Committee and any member of any other company’s board of directors or Compensation Committee, nor has any such interlocking relationship existed in the past. During fiscal year 2008, no member of the Compensation Committee was, or was formerly, an officer or an employee of ours.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of Rambus under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

Report of the Audit Committee	The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2008, which include our consolidated balance sheets as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, and the notes thereto.

Review with Management	The Audit Committee has reviewed and discussed our audited financial statements and management’s report on internal control over financial reporting with management.

Review and Discussions with the Independent Registered Public Accounting Firm	The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as may be modified or supplemented, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) (which relates to the auditors’ independence from us and our related entities), as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Conclusion	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Respectfully submitted by:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
J. Thomas Bentley, Chairman Sunlin Chou Abraham D. Sofaer

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders on our Common Stock with the cumulative total return of the Nasdaq Composite Index and the RDG Semiconductor Composite Index through December 31, 2008. The graph assumes that $100 was invested on December 31, 2003, in our Common Stock, the Nasdaq Composite Index, and the RDG Semiconductor Composite Index, including reinvestment of dividends. No dividends have been declared or paid on our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Rambus Inc., The NASDAQ Composite Index
And The RDG Semiconductor Composite Index

*	$100 invested on 12/31/03 in stock & index-including reinvestment of dividends. Fiscal year ending December 31.

	12/03	12/04	12/05	12/06	12/07	12/08
Rambus Inc.	100.00	74.92	52.74	61.66	68.21	51.86
NASDAQ Composite	100.00	110.08	112.88	126.51	138.13	80.47
RDG Semiconductor Composite	100.00	79.86	89.16	84.15	94.72	47.83

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

Los Altos, California
March 16, 2009

APPENDIX A

RAMBUS INC.

2006 EQUITY INCENTIVE PLAN

1. Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2. Definitions.  As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Rambus Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the value of Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock as the Administrator may determine in good faith.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Inside Director” means a Director who is an Employee.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Outside Director” means a Director who is not an Employee.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z) “Participant” means the holder of an outstanding Award.

(aa) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this 2006 Equity Incentive Plan.

(ff) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Service Provider” means an Employee, Director or Consultant.

(kk) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(ll) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(mm) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(nn) “Successor Corporation” has the meaning given to such term in Section 15(c) of the Plan.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan.  Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 14,900,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards.  Any Shares subject to Awards granted with an exercise price less than the Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of this Section 3 as 1.5 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 1.5 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, all of the Shares covered by the Award (that is, Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price) shall cease to be available under the Plan. However, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d) Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(v) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vi) to modify or amend each Award (subject to Section 20(c) of the Plan);

(vii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(viii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(ix) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility.  Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.  Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Number of Shares.  The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options covering more than 1,000,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Options covering up to an additional 1,000,000 Shares.

(c) Term of Option.  The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d) Option Exercise Price and Consideration.

(i) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This will include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, Stock Appreciation Right or other Award.

(ii) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration.  The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with an applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(ii) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will receive more than an aggregate of 200,000 Shares of Restricted Stock; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8. Restricted Stock Units.

(a) Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 8(d), may be left to the discretion of the Administrator. Notwithstanding the anything to the contrary in this subsection (a), during any fiscal year of the Company, no Participant will receive more than an aggregate of 200,000 Restricted Stock Units; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Restricted Stock Units.

(b) Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e) Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 1,000,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Stock Appreciation Rights covering up to an additional 1,000,000 Shares.

(c) Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. The exercise price for a Stock Appreciation Right may not be reduced without the consent of the Company’s stockholders. This will include, without limitation, a repricing of the Stock Appreciation Right as well as an exchange program whereby the Participant agrees to cancel an existing Stock Appreciation Right in exchange for an Option, Stock Appreciation Right or other Award.

(d) Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(e) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.	Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, (i) no Participant will receive Performance Units having an initial value greater than $2,000,000, and (ii) no Participant will receive more than 200,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted up to an additional 300,000 Performance Shares.

(b) Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Administrator in its discretion. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(d) Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Performance Goals.  The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per Share; economic profit; economic value added; equity or stockholder’s equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; sales growth; return on net assets; or total return to stockholders. Any Performance Goals may be used to measure the performance of the Company as a whole or an business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award.

12. Leaves of Absence.  Unless the Administrator provides otherwise, or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder on or after July 17, 2007, will be suspended starting on the 30th consecutive day of any unpaid leave of absence approved by the Company, with such suspension of vesting terminating upon the Participant’s resumption of service with the Company. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Awards to Outside Directors

(a) General.  All grants of Awards to Outside Directors pursuant to this Section 14 will be automatic and nondiscretionary and will be made in accordance with the following provisions, except as otherwise provided herein.

(b) Granting of Awards.

(i) Initial Award.  Each Outside Director who becomes an Outside Director after the effective date of this Plan will be automatically granted a Nonstatutory Stock Option to purchase 40,000 Shares (the “Initial Award”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director will not receive an Initial Award.

(ii) Subsequent Awards.  Each Outside Director will be automatically granted an Award of Restricted Stock Units on October 1 of each year; provided that he or she is then an Outside Director (a “Subsequent Award”). The number of Restricted Stock Units subject to the Subsequent Award will be determined in the sole discretion of the Board on or prior to the Award becoming effective on the applicable October 1 grant date.

(c) Terms of Initial Award.  The terms of the Initial Award will be as follows:

(i) The term of the Initial Award will be ten (10) years.

(ii) The exercise price per Share will be 100% of the Fair Market Value per Share on the date of grant. In the event that the date of grant is not a trading day, the exercise price per Share will be the Fair Market Value on the next trading day immediately following the date of grant.

(iii) Subject to the provisions of Section 15, 12.5% of the Shares subject to the Initial Award will vest six (6) months after the date of grant, and 1/48 of the Shares subject to the Initial Award will vest each month thereafter so that 100% of the Shares subject to the Initial Award will be vested four (4) years from the grant date, subject to the Outside Director remaining a Service Provider through each such vesting date.

(d) Subsequent Award.  The terms of each Subsequent Award will be as follows:

(i) Subject to the provisions of Section 15, the Subsequent Award will vest and become payable as to 100% of the Restricted Stock Units subject to the Award on the twelve (12) month anniversary of the date of grant, subject to the Outside Director remaining a Service Provider through such vesting date. Notwithstanding the foregoing, at any time after the grant of the Subsequent Award, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout of the Restricted Stock Units subject to the Subsequent Award.

(ii) To the extent not in conflict with the terms of this Section 14, the other terms and conditions of the Plan will apply to any Subsequent Awards.

(e) Adjustments.  The Administrator in its discretion may change and otherwise revise the terms of Awards granted under this Section 14, including, without limitation, the number of Shares and exercise prices thereof and/or the types of Awards to be granted, for Awards granted on or after the date the Administrator determines to make any such change or revision.

(f) Other Awards.  Nothing in this Section 14 will limit the ability of the Administrator to grant all types of Awards under the Plan (including Options) to Outside Directors in addition to the Awards that are granted to them under this Section 14.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the

Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9, 10 and 14.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.  In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). In the event that the Successor Corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

With respect to Awards granted to Outside Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

16. Tax Withholding

(a) Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan.  Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

23. Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

ATTN: SECRETARY 4440 EL CAMINO REAL LOS ALTOS, CA 94022 VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 29, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 29, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M11279 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RAMBUS INC. For Withhold For All All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Class II Directors Nominees: 01) J. Thomas Bentley 02) P. Michael Farmwald 03) Penelope A. Herscher 04) David Shrigley 05) Eric Stang For Against Abstain 2. Approval of an amendment to the 2006 Equity Incentive Plan to increase the number of shares of common stock of the Company reserved for issuance thereunder by 6,500,000 shares. 3. Ratification of PricewaterhouseCoopers LLP as independent registered accounting firm of the Company for the fiscal year ending December 31, 2009. Please sign exactly as your name appears above.
When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or in another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership’s name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date ANNUAL MEETING OF STOCKHOLDERS APRIL 30, 2009

9:00 a.m., local time Crowne Plaza Cabana Hotel 4290 El Camino Real Palo Alto, California 94306 Directions to the Crowne Plaza Cabana Hotel: From San Francisco Airport (~20 miles) or 101 North:
Head South on 101 for about 15 miles. Take the San Antonio Road South exit. Go approximately 3 miles to El Camino Real. Turn right onto El Camino Real and proceed 3 blocks. The hotel is on your left side. From San Jose Airport (~12 miles) or 101 South:
Head North on 101 for about 8 miles. Take the San Antonio Road South exit. Go approximately 3 miles to El Camino Real. Turn right onto El Camino Real and proceed 3 blocks. The hotel is on your left side. From 280 North or South:
Take the El Monte exit to Foothill Expressway and turn left onto Foothill Expressway. At the next light, San Antonio Road, turn right. Go approximately 3 miles, then turn left onto El Camino Real. Proceed 3 blocks. The hotel is on your left side. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report to Shareholders and 10-K Combo document are available at www.proxyvote.com. M11280 Rambus Inc. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 30, 2009. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAMBUS INC. The undersigned stockholder of Rambus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated March 16, 2009, and hereby appoints Harold Hughes and Thomas R. Lavelle, and each of them as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Rambus Inc. to be held on April 30, 2009 at 9:00 a.m. local time, at the Crowne Plaza Cabana Hotel, 4290 El Camino Real, Palo Alto, California 94306, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS ON THE REVERSE SIDE AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS OUTLINED ON THE REVERSE SIDE. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. SEE REVERSE SEE REVERSE SIDE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE